UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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USA MOBILITY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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TABLE OF CONTENTS

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS To Be Held On May 16, 2007
PROXY STATEMENT
VOTING SECURITIES
PROPOSAL NO. 1 ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS AND COMMITTEES
FEES AND SERVICES
AUDIT COMMITTEE REPORT
DIRECTOR COMPENSATION
EXECUTIVE OFFICERS
COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
EMPLOYMENT AGREEMENT AND ARRANGEMENTS
COMPENSATION COMMITTEE REPORT
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CODE OF BUSINESS CONDUCT AND ETHICS
STOCKHOLDER PROPOSALS
OTHER MATTERS

6677 Richmond Highway
Alexandria, VA 22306
(866) 662-3049

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 16, 2007

To our stockholders:

The 2007 Annual Meeting of Stockholders (the “Annual Meeting”) of USA Mobility, Inc., a Delaware corporation (the “Company”), will be held on Wednesday, May 16, 2007, at 10:00 a.m., local time, at Latham & Watkins LLP Law Offices, 885 Third Avenue (53rd Street and Third Avenue), Suite 1200, New York, New York, 10022, for the following purposes:

1.	To elect eight directors to hold office until the next Annual Meeting of stockholders and until their respective successors have been elected or appointed.

2.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The foregoing matters are described in more detail in the enclosed Proxy Statement.

Your Board of Directors has fixed April 6, 2007 as the record date for determining stockholders entitled to vote at the Annual Meeting. Consequently, only holders of our common stock of record on the transfer books of the Company at the close of trading of the Company’s common stock on the Nasdaq National Market System® on April 6, 2007 will be entitled to notice of and to vote at the Annual Meeting.

The Company’s Proxy Statement is attached hereto. Financial and other information about the Company is contained in the enclosed Annual Report to Stockholders for the fiscal year ended December 31, 2006.

You are cordially invited to attend the Annual Meeting in person. Your participation in these matters is important, regardless of the number of shares you own. Whether or not you expect to attend in person, we urge you to complete, sign, date and return the enclosed proxy card as promptly as possible in the enclosed postage pre-paid envelope, or submit your proxy or voting instructions by telephone or over the Internet. If you choose to attend the Annual Meeting you may then vote in person if you so desire, even though you may have executed and returned the proxy. Any stockholder who executes such a proxy may revoke it at any time before it is exercised.

By Order of the Board of Directors,

Royce Yudkoff
Chairman of the Board

April 17, 2007
Alexandria, Virginia

6677 Richmond Highway
Alexandria, VA 22306
(866) 662-3049

PROXY STATEMENT

The Board of Directors (the “Board”) of USA Mobility, Inc., a Delaware corporation (“USA Mobility” or the “Company” or “our”), is soliciting your proxy on the proxy card enclosed with this Proxy Statement. Your proxy will be voted at the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 16, 2007, at 10:00 a.m., local time, at Latham & Watkins LLP Law Offices, 885 Third Avenue (53rd Street and Third Avenue), Suite 1200, New York, New York, 10022, and any adjournment or postponement thereof. This Proxy Statement, the accompanying proxy card and the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2006 are first being mailed on or about April 20, 2007 to holders of record of the Company’s common stock, par value $0.0001 per share (the “common stock”), as of April 6, 2007.

VOTING SECURITIES

Voting Rights and Outstanding Shares

Only stockholders of record on the books of the Company at the close of trading of the Company’s common stock on the Nasdaq National Market System® on April 6, 2007 (the “Record Date”), will be entitled to vote at the Annual Meeting. At the close of business on April 6, 2007, the outstanding voting securities of the Company consisted of 27,316,413 shares of common stock.

Holders of the Company’s common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders.

Quorum and Vote Required

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Company’s transfer agent also serving as Inspector of Election (“Inspector”). The Inspector will also determine whether or not a quorum is present. If a quorum is not present at the Annual Meeting, we expect that the Annual Meeting will be adjourned or postponed to solicit additional proxies. Except with respect to the election of directors and in certain other specific circumstances, the affirmative vote of a majority of the shares having voting power present in person or represented by proxy at a duly held meeting at which a quorum is present is required under the Company’s Bylaws for approval of proposals presented to stockholders. In general, the Company’s Bylaws also provide that a quorum consists of a majority of the shares issued and outstanding and entitled to vote, the holders of which are present in person or represented by proxy. The Inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and therefore, abstentions will have the effect of a negative vote for purposes of determining the approval of any matter submitted to the stockholders for a vote, other than the election of directors.

Proxies and Revocation

The shares represented by the proxies received, properly dated and executed and not revoked will be voted at the Annual Meeting, and at any adjournments, continuations or postponements thereof, in accordance with the instructions of the stockholders. A proxy may be revoked at any time before it is exercised by:

•	Delivering written notice of revocation to the Company, Attention: Scott B. Tollefsen, General Counsel & Secretary;

•	Delivering a duly executed proxy bearing a later date to the Company; or

•	Attending the Annual Meeting and voting in person.

Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted “FOR” the election of directors and as the proxy holder deems advisable on other matters that may come before the Annual Meeting, as the case may be, with respect to the item not marked. The Company does not expect that any matter other than the proposals presented in this Proxy Statement will be brought before the Annual Meeting. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present with respect to that matter. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

Proxy Solicitation

The entire cost of soliciting proxies from our stockholders will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally or by telephone or telegram. The Company has retained MacKenzie Partners, Inc. to solicit proxies from brokerage firms, banks and institutional holders. Total fees for this service are expected to be less than $9,000.

Adjournments

If a quorum is not present at the Annual Meeting, it may be adjourned from time to time upon the approval of the holders of shares representing a majority of the votes present in person or by proxy at the Annual Meeting until a quorum shall be present. Any business may be transacted at the adjourned meeting which might have been transacted at the Annual Meeting originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting. The Company does not currently intend to seek an adjournment of the Annual Meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Eight directors are to be elected at the Annual Meeting to serve until their respective successors are elected or appointed and qualified. Nominees for election to the Board shall be approved by a plurality of the votes properly cast by holders of the common stock present in person or by proxy at the Annual Meeting, each share being entitled to one vote.

Abstentions from voting on the election of directors, including broker non-votes, will have no effect on the outcome of the election of directors. In the event any nominee is unable or unwilling to serve as a nominee, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board or the proxy holders to fill such vacancy, or for the balance of those nominees named without nomination of a substitute, or the Board may be reduced in accordance with the Bylaws of the Company. The Board has no reason to believe that any of the persons named will be unable or unwilling to serve as a nominee or as a director if elected.

Set forth below is certain information, as of April 6, 2007, for each person nominated to the Board:

Royce Yudkoff, age 51, became a director and chairman of the Board in November 2004. He is a member of the Audit Committee of the Board. Prior to the merger of Metrocall Holdings, Inc. (“Metrocall”) and Arch Wireless, Inc. (“Arch”) in November 2004, Mr. Yudkoff had been a director of Metrocall since April 1997, and had served as its chairman since February 2003. Mr. Yudkoff is the Managing Partner of ABRY Partners, LLC, a private equity investment firm, which focuses exclusively on the media and communications sector. Prior to co-founding ABRY in 1989, Mr. Yudkoff was a partner at Bain & Company (“Bain”), an international management consultancy firm where he shared responsibility for Bain’s media practice. Mr. Yudkoff currently serves on the Board of Directors of ABRY Partners, LLC, Muzak LLC, Talent Partners and Nexstar Broadcasting Group. Mr. Yudkoff was a director of Metrocall at the time of its filing in June of 2002 of a petition under Chapter 11 of the Bankruptcy Code.

Vincent D. Kelly, age 47, became a director, President and Chief Executive Officer (“CEO”) of the Company in November 2004 when USA Mobility was formed through the merger of Metrocall and Arch. Prior to the merger of Metrocall and Arch, Mr. Kelly was President and CEO of Metrocall since February 2003. Prior to this appointment, he had also served at various times as the Chief Operating Officer, Chief Financial Officer, and Executive Vice President of Metrocall. He served as the Treasurer of Metrocall from August 1995 to February 2003, and served as a director of Metrocall from 1990 to 1996 and from May 2003 to November 2004. Mr. Kelly was an executive officer of Metrocall at the time of its filing of a petition under Chapter 11 of the Bankruptcy Code. Mr. Kelly currently serves on the Board of Directors of Global Technical Engineering Solutions, LLC (“GTES”), where he is a member of the Compensation Committee. GTES is a majority-owned subsidiary of USA Mobility.

David Abrams, age 45, became a director of the Company in November 2004. He is a member of the Compensation Committee of the Board. Since November 1998, Mr. Abrams has been a managing member of Abrams Capital, LLC, an investment firm whose affiliates were stockholders of Arch prior to its merger with Metrocall. Abrams Capital, LLC and its affiliates owned in excess of 10% of Global Signal, Inc. (formerly Pinnacle Holdings, Inc.) as of December 31, 2006, where Mr. Abrams became a director in October 2002. Global Signal, Inc. is a landlord of a substantial percentage of transmission tower sites used by the Company. In January 2007, Global Signal, Inc. merged with Crown Castle International Corp., and Mr. Abrams was appointed as a director of Crown Castle International Corp. As a result of the merger of Global Signal, Inc. and Crown Castle International Corp., Mr. Abrams and Abrams Capital LLC and its affiliates own less than 3% of the outstanding common shares of Crown Castle International Corp. Due to his relationships, Mr. Abrams has and will continue to recuse himself from any decision by the Company’s Board on matters relating to Global Signal, Inc. and Crown Castle International Corp. (since the merger with Global Signal, Inc.).

James V. Continenza, age 44, became a director of the Company in November 2004, and is the chairman of the Compensation Committee and a member of the Nominating and Governance Committee. Prior to the merger of Metrocall and Arch, Mr. Continenza had been a director of Arch since 2002. He is currently a director of MAXIM Crane Works, Inc., where he serves as chairman of the Compensation Committee and as a member of the Governance Committee; of Rural Cellular Corp., Inc., where he serves as chairman of the Compensation Committee and as a member of the Governance Committee; and of Anchor Glass Container Corp., Inc., where he serves as chairman of the Compensation Committee and as a member of the Audit and Governance Committee, and where he also served as an interim CEO from October 2006 to December 2006. He is also a director of BIG Marine Ventures, LLC. Mr. Continenza was a director of Microcell Telecommunications, Inc. from May 2003 to November 2004, where he served on the Compensation Committee. From September 2002 to June 2004, Mr. Continenza was a director, President and CEO of Teligent, Inc., a provider of fixed-wireless broadband services that filed for bankruptcy protection in May 2001. He was a director and COO of Teligent, Inc. from May 2001 to August 2002, and its senior vice president of strategic operations from September 2000 to May 2001. Mr. Continenza is an investor in Reaction Biology Corp. where Mr. Oristano is chairman of the Board of Directors.

Nicholas A. Gallopo, age 74, became a director of the Company in November 2004. He is chairman of the Audit Committee of the Board, and is also a member of the Nominating and Governance Committee. Prior to the merger of Metrocall and Arch, Mr. Gallopo had been a director of Metrocall since October 2002. Mr. Gallopo is a consultant and Certified Public Accountant. He retired as a partner of Arthur Andersen LLP in 1995 after 31 years with the firm. He had also served as a director of Newman Drug Company from 1995 to 1998, a director of Wyatt

Corporation, formerly Hosposable Products, Inc., from 1995 to 2001 where he also served as chairman of the Audit Committee, and a director of Bridge Information Systems, Inc. from 2000 to 2002.

Brian O’Reilly, age 47, became a director of the Company in November 2004. He is chairman of the Nominating and Governance Committee, and a member of the Compensation Committee. Prior to the merger of Metrocall and Arch, Mr. O’Reilly had been a director of Metrocall since October 2002. He was with Toronto Dominion for 16 years beginning in 1986. During his time there, Mr. O’Reilly served as a Managing Director of Toronto Dominion’s Loan Syndication Group, focused on the underwriting of media and telecom loans. From 1996 to 2002, he served as the Managing Director of the Media, Telecom and Technology Group with primary responsibility for investment banking in the wireless and emerging telecom sectors.

Matthew Oristano, age 50, became a director of the Company in November 2004 and is a member of the Company’s Audit Committee. Prior to the merger of Metrocall and Arch, Mr. Oristano had been a director of Arch since 2002. Mr. Oristano has been the President and CEO of Alda Inc., an investment management company, since 1995. He has served as chairman of the Board and CEO of Reaction Biology Corp., a contract biomedical research firm since March 2004, and is a member of the Boards of The Oristano Foundation and Crystalplex Inc. He was the chairman of the Board and CEO of People’s Choice TV Corp. from April 1993 to September 1999.

Samme L. Thompson, age 61, became a director of the Company in November 2004 and is a member of the Nominating and Governance Committee. Prior to the merger of Metrocall and Arch, Mr. Thompson had been a director of Arch since 2002. Mr. Thompson is the owner and president of Telit Associates, Inc., a financial and strategic consulting firm. He joined Motorola Corporation as Vice President of Corporate Strategy in July 1999 and retired from Motorola as Senior Vice President of Global Corporate Strategy and Corporate Business Development in March 2002. From June 2004 until August 2005, Mr. Thompson was a member of the Board of SpectraSite, Inc., which was the landlord of a small percentage of transmission tower sites used by the Company. Since August 2005, he has been a member of the Board of American Tower Corporation (which merged with SpectraSite, Inc.), a landlord of a substantial percentage of transmission tower sites used by the Company. Due to his relationships with SpectraSite, Inc. and American Tower Corporation, Mr. Thompson has recused himself from any decision by the Company’s Board on matters relating to SpectraSite, Inc., and has and will continue to recuse himself from any decision by the Company’s Board on matters relating to American Tower Corporation (since the merger with SpectraSite, Inc.).

Unless marked otherwise, proxies received will be voted “FOR” the election of each of the nominees named above.

Recommendation of the Board:

The Board recommends a vote “FOR” the election of all nominees named above.

THE BOARD OF DIRECTORS AND COMMITTEES

The Board met four times during 2006. All directors are encouraged to attend the Annual Meeting. A total of two directors attended the 2006 Annual Meeting held in August 2006.

The Company has not developed a formal process by which stockholders may communicate directly to the Board. The Company believes that an informal process, in which stockholder communications (or summaries thereof) are received by the General Counsel & Secretary for the Board’s attention and provided to the Board, has served the Board’s and the stockholders’ needs. In view of recently adopted U.S. Securities and Exchange Commission (“SEC”) disclosure requirements relating to this issue, the Board may consider developing more specific procedures. Until any other procedures are developed, any communications to the Board should be addressed to the Board and sent in care of the General Counsel & Secretary of the Company.

Director Independence

The NASDAQ corporate governance rules require that a majority of the Board be independent. No director qualifies as independent unless the Board determines that the director has no direct or indirect material relationship with the Company. In assessing the independence of its members, the Board examined the commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships of each member. The Board’s inquiry extended to both direct and indirect relationships with the Company. Based upon both detailed written submissions by its members and discussions regarding the facts and circumstances pertaining to each member, considered in the context of applicable NASDAQ corporate governance rules, the Board has determined that both Messrs. Abrams and Thompson have relationships with companies that do business with the Company.

Mr. Abrams was a member of the Board of Global Signal, Inc., a landlord of a substantial percentage of transmission tower sites used by the Company. He, together with Abrams Capital LLC (of which he is the managing member) and its affiliates, owned in excess of 10% of the stock of Global Signal, Inc. as of December 31, 2006. In January 2007, Global Signal, Inc. merged with Crown Castle International Corp., and Mr. Abrams was appointed as a director of Crown Castle International Corp. As a result of the merger of Global Signal, Inc. and Crown Castle International Corp., Mr. Abrams and Abrams Capital LLC and its affiliates own less than 3% of the outstanding common shares of Crown Castle International Corp. Due to his relationships, Mr. Abrams has and will continue to recuse himself from any decision by the Company’s Board on matters relating to Global Signal, Inc. and Crown Castle International Corp. (since the merger with Global Signal, Inc.).

Mr. Thompson was a member of the Board of SpectraSite, Inc. from June 2004 to August 2005, the landlord of a small percentage of transmission tower sites used by the Company. Since August 2005, he has been a member of the Board of American Tower Corporation (which merged with SpectraSite, Inc. at that time), a landlord of a substantial percentage of transmission tower sites used by the Company. Due to his relationships with SpectraSite, Inc. and American Tower Corporation, Mr. Thompson has recused himself from any decision by the Company’s Board on matters relating to SpectraSite, Inc., and has and will continue to recuse himself from any decision by the Company’s Board on matters relating to American Tower Corporation (since the merger with SpectraSite, Inc.).

All directors are determined to be independent, with the exception of Mr. Kelly who is the Company’s CEO and a director of the Board.

Committees

During 2006 the Board had a standing Nominating and Governance Committee, Compensation Committee and Audit Committee as represented in the following table:

Nominating
and
	Governance	Compensation	Audit
Board of Directors	Committee	Committee	Committee

Royce Yudkoff (Chairman)			M
Vincent D. Kelly
David Abrams		M
James V. Continenza	M	C
Nicholas A. Gallopo	M		C
Brian O’Reilly	C	M
Matthew Oristano			M
Samme L. Thompson	M

C =	Chairman

M =	Member

Nominating and Governance Committee

The members of the Nominating and Governance Committee are Messrs. O’Reilly, Continenza, Gallopo, and Thompson, each of whom is an independent director as the term is defined in Rule 4200(a)(15) of the Nasdaq marketplace rules. Mr. O’Reilly serves as the chairman of the Nominating and Governance Committee. The Nominating and Governance Committee met two times in 2006 and took no action by unanimous written consent in lieu of a meeting. The Board has adopted a charter governing the activities of the Nominating and Governance

Committee, which may be viewed online on our web site at www.usamobility.com. Pursuant to its charter, the Nominating and Governance Committee’s tasks include identifying individuals qualified to become Board members, recommending to the Board director nominees to fill vacancies in the membership of the Board as they occur and, prior to each Annual Meeting of Stockholders, recommending director nominees for election at such meeting, making recommendations to the Board concerning the size and composition of the Board, conducting succession planning regarding the CEO and other senior officer positions of the Company and leading the Board in its annual review of Board performance.

The Nominating and Governance Committee may also develop and recommend to the Board corporate governance principles applicable to the Company. Board candidates are considered based upon various criteria, such as skills, knowledge, perspective, broad business judgment and leadership, relevant specific industry or regulatory affairs knowledge, business creativity and vision, experience, and any other factors appropriate in the context of an assessment of the Nominating and Governance Committee’s understood needs of the Board at that time. In addition, the Nominating and Governance Committee considers whether the individual satisfies criteria for independence, as may be required by applicable regulations, and personal integrity and judgment. Accordingly, the Board seeks to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to the Company.

The Nominating and Governance Committee has the sole authority to retain, compensate, and terminate any search firm or firms to be used in connection with the identification, assessment, and/or engagement of directors and director candidates. No such firm has been retained by the Nominating and Governance Committee.

The Nominating and Governance Committee considers proposed nominees whose names are submitted to it by stockholders; however, it does not have a formal process for that consideration. The Company has not adopted a formal process because it believes that an informal consideration process has been adequate to date. The Nominating and Governance Committee intends to review periodically whether a more formal policy should be adopted. If a stockholder wishes to suggest a proposed name for Nominating and Governance Committee’s consideration, the name of that nominee and related personal information should be forwarded to the Nominating and Governance Committee, in care of the General Counsel & Secretary of the Company, at least six months before the next Annual Meeting to assure time for meaningful consideration by the committee. See also “Stockholder Proposals” for bylaw requirements for nominations.

All of the nominees for directors being voted upon at the Annual Meeting are directors standing for re-election.

Compensation Committee

The Compensation Committee consists of Messrs. Continenza, Abrams, and O’Reilly, each of whom is an independent director as the term is defined in Rule 4200(a)(15) of the Nasdaq marketplace rules. Mr. Continenza serves as the chairman of the Compensation Committee. The Compensation Committee is responsible for determining salaries, bonuses and other forms of compensation for our executive officers and administering the USA Mobility Inc. Equity Incentive Plan (“Equity Plan”). The Compensation Committee met two times during 2006 and acted by unanimous written consent in lieu of a meeting on one occasion.

The Board has adopted a charter setting forth the structure, authority and responsibilities of the Compensation Committee, which may be viewed online on our website at www.usamobility.com. Under its charter, the responsibilities of the Compensation Committee include establishing, periodically evaluating and modifying a statement of general compensation principles regarding the Company’s overall compensation strategy and program structure, reviewing and recommending to the Board adoption or amendment of incentive compensation and equity-based plans, recommending for Board approval the appropriate compensation level and any employment or compensation agreement with the CEO, and approving employment agreements, severance or retirement arrangements as recommended by the CEO. The Compensation Committee also recommends for Board approval the total compensation for outside directors. The Compensation Committee has the sole authority to retain, compensate, and terminate any compensation consultant to be used to assist with the evaluation of the executive officer or director compensation. No such firm has been retained by the Compensation Committee.

Audit Committee

The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), consists of Messrs. Gallopo, Oristano, and Yudkoff, each of whom is an independent director as the term is defined in Rule 4200(a)(15) of the Nasdaq marketplace rules. The Board has determined that Mr. Gallopo, who is the Audit Committee chairman, is an Audit Committee financial expert, as that term is defined in the Exchange Act. The Audit Committee met ten times during 2006 and acted by unanimous written consent in lieu of a meeting on one occasion. The Board has adopted a charter setting forth the structure, powers and responsibilities of the Audit Committee, which may be viewed online on our website at www.usamobility.com. Under its charter, the responsibilities of the Audit Committee include approving the appointment, compensation, retention and oversight of the Company’s independent public accounting firm, reviewing the plans and results of the audit engagement with the independent public accounting firm, reviewing the Company’s critical accounting policies, the Annual and Quarterly reports on Forms 10-K and 10-Q, and the earnings releases, reviewing the adequacy of the internal accounting controls, overseeing the Company’s ethics program and reviewing the policies and procedures regarding executive officers’ expense accounts.

FEES AND SERVICES

Change in Independent Public Accounting Firms

On April 20, 2006 the Audit Committee appointed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent public accounting firm for the first quarter of 2006 upon the recommendation of management. On June 16, 2006 a representative of PwC informed the chairman of the Audit Committee and the Company’s Chief Financial Officer (“CFO”) that PwC had determined not to stand for election as the Company’s independent public accounting firm for the remainder of 2006 after concluding due to resource considerations that it could no longer appropriately service or properly staff the Company as an audit client.

The reports of PwC on the Company’s consolidated financial statements for the years ended December 31, 2004 and 2005 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During the two years ended December 31, 2004 and 2005, and through June 16, 2006, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of PwC, would have caused PwC to make reference thereto in its reports on the Company’s financial statements for such years.

There were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K during the years ended December 31, 2004 and 2005, or through June 16, 2006, except as noted below.

In Item 9A of the Company’s Form 10-K/A for the year ended December 31, 2004, in Item 9A of the Company’s Form 10-K for the year ended December 31, 2005 and in Item 4 of the Company’s Form 10-Q for the fiscal quarter ended March 31, 2006, the Company reported the following material weaknesses:

(a)	The Company did not maintain effective controls over the accuracy and valuation of the provision for income taxes and the related deferred income tax balances.

(b)	The Company did not maintain effective controls over the completeness and accuracy of transactional taxes.

(c)	The Company did not maintain effective controls over the completeness and accuracy of depreciation expense and accumulated depreciation.

(d)	The Company did not maintain effective controls over the completeness, accuracy and valuation of asset retirement cost, asset retirement obligation and the related depreciation, amortization and accretion expense.

With respect to the material weaknesses described above, they were remediated as of December 31, 2006. Please see “Item 9A. Controls and Procedures — Management’s Report on Internal Control over Financial

Reporting” and “Item 9A. Controls and Procedures — Management’s Remediation Initiatives” contained in the Company’s report on Form 10-K for the fiscal year ended December 31, 2005 and “Item 4. Controls and Procedures” contained in the Company’s reports on subsequent Form 10-Qs, for disclosure of information about material weaknesses that were reported as a result of the Company’s annual assessment as of December 31, 2005 and remediation for each item. As disclosed in the Form 10-Qs for the first three quarters of fiscal year 2006, the Company has implemented and executed its remediation plans, and as of December 31, 2006, such remediation plans were successfully tested and all material weaknesses were deemed remediated.

On July 6, 2006, the Audit Committee appointed Grant Thornton LLP (“Grant Thornton”) as the Company’s independent public accounting firm for the reviews of the second and third quarters of 2006, and for the independent examination of the 2006 financial statements.

The Company did not consult Grant Thornton during the Company’s two fiscal years ended December 31, 2004 and 2005 and any subsequent interim period prior to engaging Grant Thornton regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report was provided to the Company and no oral advice was provided that Grant Thornton concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as described in Item 304(a) (1)(v) of Regulation S-K).

Representatives of Grant Thornton are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees Paid to the Independent Public Accounting Firms

PwC served as the independent public accounting firm for USA Mobility in 2005 and for the first quarter of 2006. Grant Thornton served as the independent public accounting firm for USA Mobility for the remaining three quarters of 2006 and the Audit Committee has reappointed the firm for 2007.

The following tables summarize fees billed through March 7, 2007, to the Company by PwC and Grant Thornton relating to fiscal years 2006 and 2005:

	Fees
Pricewaterhouse Coopers LLP	2006	2005

Audit Fees(a)	$—	$3,217,500
Audit-Related Fees(b)	—	24,694
Tax Fees(c)	174,950	160,092
All Other Fees(d)	—	—

Total	$174,950	$3,402,286

	Fees
Grant Thorton LLP	2006	2005

Audit Fees(a)	$1,381,861	$—
Audit-Related Fees(b)	—	—
Tax Fees(c)	32,870	—
All Other Fees(d)	—	—

Total	$1,414,731	$—

(a)	The audit fees for the year ended December 31, 2006 and 2005 were for professional services rendered during the audits of the Company’s consolidated financial statements and its controls over financial reporting, for reviews of the Company’s consolidated financial statements included in the Company’s quarterly reports on Form 10-Q and for reviews of other filings made by the Company with the SEC. The PwC 2005 amount reflects credits received in 2006 for invoices billed and recorded in 2005.

(b)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.” These services relate to employee benefit audits, and due diligence and accounting advice related to mergers and acquisitions.

(c)	Tax fees consist of fees for tax compliance, tax advice and tax planning services. Tax compliance services, which relate to the preparation of tax returns and claims for refunds, accounted for approximately $174,950 and $78,000 of the total tax fees billed by PwC in 2006 and 2005, respectively. Tax advice and tax planning services relate to the Arch/Metrocall merger and implementation of Financial Interpretation No. 48 of Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes.

(d)	No other fees were paid to the Company’s auditors in 2006 or 2005.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent public accounting firms. This policy generally provides that the Company will not engage our independent public accounting firms to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to the Company by our independent public accounting firms during the next twelve months. Any such pre-approval is detailed as to the particular service or types of services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee may also delegate to one or more of its members the authority to approve any audit or non-audit services to be provided by the independent public accounting firms. Any approval of services by a member of the Audit Committee pursuant to this delegated authority is reported at the next Audit Committee meeting.

All audit and non-audit fees in 2006 and 2005 were approved by the Audit Committee pursuant to the Company’s pre-approval policy.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the Company’s accounting, auditing and financial reporting practices.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from both PwC and Grant Thorton (collectively, the “auditors”) formal written statements describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management, the internal auditors, and the auditors the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, and budget and staffing. The Audit Committee reviewed with both the auditors and the internal auditors their audit plans, audit scope and identification of audit risks.

The Audit Committee discussed and reviewed with the auditors all matters required to be discussed by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the auditors’ examination of the financial statements. The Committee also discussed the results of internal audit examinations by the internal audit staff with the internal auditors and separately with the auditors.

The Audit Committee reviewed and discussed the Company’s audited financial statements as of and for the fiscal year ended December 31, 2006, with management and the auditors. The Audit Committee also reviewed management’s assessment of the effectiveness of internal controls as of December 31, 2006 and the auditors’ report thereon. Management has the responsibility for the preparation of the Company’s financial statements, and the auditors have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the auditors, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the U.S. Securities and Exchange Commission.

Audit Committee:
Nicholas A. Gallopo
Matthew Oristano
Royce Yudkoff

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act (together, the “Acts”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Acts.

DIRECTOR COMPENSATION

Prior to May 3, 2006, the non-management directors were paid annual retainers of $55,000 (payable quarterly) for service on the Board as well as any standing committees of the Board on which they serve, and the chairman of the Audit Committee was paid an additional $10,000 per year (payable quarterly). These sums were payable, at the election of the director, in the form of cash, shares of common stock, or any combination thereof. On May 3, 2006, the Board granted the non-management directors restricted stock units (“RSUs”) in addition to cash compensation for service on the Board as well as any standing committees of the Board on which they serve. All non-management directors are paid annual retainers of $80,000, of which $40,000 is paid in the form of RSUs and the remaining $40,000 is paid, at the election of the director, in the form of cash, shares of common stock, or any combination thereof. The chairman of the Audit Committee is paid an additional annual retainer of $20,000, of which $10,000 is paid in the form of RSUs and the remaining $10,000 is paid, at the election of the director, in the form of cash, shares of common stock, or any combination thereof. In 2006, the chairman of the Audit Committee received an additional $10,000 in cash fees for his services related to the restatement of the 2002 — 2004 financial statements. RSUs are granted quarterly under the Equity Plan pursuant to the Restricted Stock Unit Agreement, based upon the closing prices per share of the Company’s common stock (i) at the end of each quarter for service performed and (ii) on the respective declaration date for cash distributions declared. As of December 31, 2006, the Company awarded 11,667 RSUs to the Company’s non-management directors, of which 878 RSUs represent distributions on previously granted RSUs. These RSUs are fully vested on the date of grant. No shares of common stock are issued for the RSUs until the earlier of (i) the date the participant is no longer an eligible director, or (ii) immediately prior to a change in the ownership of the Company. Prior to the issuance of shares of common stock underlying the RSUs, the RSUs represent unsecured obligations of the Company.

Effective August 31, 2005, all directors are required to own and hold a minimum of 1,500 shares of USA Mobility’s common stock for a period of 18 months. These shares could be shares that were already owned, shares that were acquired by the director, or shares that were paid to the director in lieu of the annual cash retainer.

The non-management directors are reimbursed for any reasonable out-of-pocket Board related expenses incurred. There are no other annual fees paid to these directors. The remaining director, Mr. Kelly, is employed by the Company as President and CEO and is not separately compensated for his service as a director.

No change in director compensation has been planned for 2007.

The following table sets forth the cash and non-cash compensation earned by the non-management directors for the year ended December 31, 2006:

Director Compensation

		Value of
		Restricted
	Fees Earned in	Stock Units
Directors	Cash ($)	(‘‘RSUs”) ($)	Total ($)

Nicholas A. Gallopo(a)	63,750	40,683	104,433
Matthew Oristano(b)(c)	43,750	32,545	76,295
Royce Yudkoff(b)	43,750	32,545	76,295
Samme L. Thompson(b)	43,750	32,545	76,295
Brian O’Reilly(b)	43,750	32,545	76,295
James V. Continenza(b)	43,750	32,545	76,295
David Abrams(b)(d)	43,750	32,545	76,295

(a)	As of December 31, 2006, Mr. Gallopo held 2,013 RSUs, of which 152 RSUs represent distributions on previously granted RSUs valued at the closing prices per share of the Company’s common stock on the various cash distribution declaration dates and 1,861 RSUs valued at the closing prices per share of the Company’s common stock at the end of each quarter. In 2006, Mr. Gallopo received an additional $10,000 in cash fees for his services relating to the restatement of the Company’s 2002 — 2004 financial statements.

(b)	As of December 31, 2006, Messrs. Oristano, Yudkoff, Thompson, O’Reilly, Continenza and Abrams each held 1,609 RSUs, of which 121 RSUs represent distributions on previously granted RSUs valued at the closing prices per share of the Company’s common stock on the various cash distribution declaration dates and 1,488 RSUs valued at the closing prices per share of the Company’s common stock at the end of each quarter.

(c)	Mr. Oristano elected to receive 482 shares of the Company’s common stock in lieu of cash payment of $13,750 for services performed during the first quarter of 2006. The number of shares of common stock that he received was based upon the closing prices per share of the Company’s common stock at March 31, 2006 ($28.48). The value of these shares of the Company’s common stock has been included in the column “Fees Earned in Cash”.

(d)	Mr. Abrams elected to receive shares of the Company’s common stock in lieu of the cash retainer of $43,750 for services performed in 2006. As of December 31, 2006, the aggregate number of shares of common stock that he received based upon the closing prices per share of the Company’s common stock at the end of each quarter was 1,968 shares. The value of these shares of the Company’s common stock has been included in the column “Fees Earned in Cash”.

EXECUTIVE OFFICERS

Executive officers of the Company serve at the pleasure of the Board, subject in certain cases to the provisions of their employment agreements, if applicable. Set forth below is biographical information for each executive officer of the Company who is not also a director, as of April 6, 2007.

Thomas L. Schilling.  Mr. Schilling, 44, was appointed CFO of the Company in January 2005. Prior to joining the Company, Mr. Schilling was the CFO of Cincinnati Bell, Inc. from 2002 to August 2003. He had previously served as the CFO of Cincinnati Bell’s Broadwing Communications subsidiary and oversaw its IT consulting services business unit from 2001 to 2002. Mr. Schilling has more than 18 years of financial and operational management experience in the communications industry, including positions with MCI, Inc. that covered eight years, and four years with Sprint Communications Co. LP. He has also served as CFO of Autotrader.com.

Peter C. Barnett.  Mr. Barnett, 51, was appointed Chief Operating Officer (“COO”) of the Company in June 2005; his previous position was Chief Technology Officer. His responsibilities include, operational procedures, logistics, inventory pager repair, RF (radio frequency) engineering and design, and field technical operations. Mr. Barnett has particular expertise in consolidating various functions and creating a variable cost structure for back office operations and customer support. Prior to the merger of Metrocall and Arch, Mr. Barnett was Chief Information Officer and Senior Vice President of Operations for Arch Wireless. Mr. Barnett was an executive officer of Arch at the time of its filing of a petition under Chapter 11 of the Bankruptcy Code. From 1990 to 1995, prior to its acquisition by Arch, Mr. Barnett was Vice President of Engineering at USA Mobile. He has over 25 years of experience in the wireless messaging industry.

Scott B. Tollefsen.  Mr. Tollefsen, 53, was appointed General Counsel of the Company in May 2005 and Secretary in June 2005. Prior to joining the Company, Mr. Tollefsen was Senior Vice President, General Counsel & Secretary of SES Americom, Inc., a commercial satellite services provider, from December 2002 to June 2004. He was Senior Vice President, General Counsel & Secretary of Vivendi Universal Interactive Publishing North America, Inc., the software publishing and distribution unit of Vivendi Universal S.A., from 1999 to 2001. From 1986 to 1999, Mr. Tollefsen held various positions with Hughes Communications, Inc., a commercial satellite services provider, rising to Senior Vice President, General Counsel & Secretary. Prior to that time, he was a partner in private law practice. Mr. Tollefsen has over 25 years of legal experience, chiefly related to managing the legal and regulatory affairs of leading operating companies in the communications industry.

James H. Boso.  Mr. Boso, 59, was appointed Executive Vice President (“EVP”) of Sales of the Company in October of 2005. In this role, Mr. Boso is responsible for sales strategies, business development and the growth of the Company’s messaging products, including cellular, PCS and advanced messaging solutions revenue. Prior to his current position, Mr. Boso was named Division President of the Western Sales Division in November 2004 with the merger of Arch and Metrocall. He was Regional Vice President for the Central Sales Region of Metrocall from July 1996 until November 2004. Mr. Boso held this position with Metrocall at the time of its filing of a petition under Chapter 11 of the Bankruptcy Code. Mr. Boso has over 10 years in the wireless messaging industry and over 24 years in the telecommunications, broadcast and entertainment industries including serving as Vice President, Broadcast Division of Bass Brothers, Senior Vice President with Storer Communications and the CEO of Spectrovision.

Mark Garzone.  Mr. Garzone, 47, was appointed EVP of Marketing of the Company in January 2006. Prior to joining the Company, Mr. Garzone served as Vice President, Marketing at Nextel Communications, Inc. (“Nextel”) from 2003 to 2005. He had previously served as Nextel’s Senior Director of Marketing from 1998 to 2002 and oversaw the marketing activity for its southern region. He was also Vice President/General Manager of Market Direct America, a direct marketing advertising agency serving the communications industry, from 1993 to 1995. Mr. Garzone has 20 years of sales, marketing and customer lifecycle management experience with over 10 of those years in the wireless industry.

The Named Executive Officers (“NEOs”) of the Company as of December 31, 2006 consisted of the President and CEO, CFO and the other three most highly compensated executive officers of the Company, whose annual compensation equaled or exceeded $100,000 and who served as executive officers at December 31, 2006. The other three most highly compensated executive officers of the Company are identified as Messrs. Barnett, Tollefsen and Garzone. Their titles are as follows: COO, General Counsel & Secretary and EVP of Marketing, respectively.

COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

Compensation Objectives

For all executives of the Company, which includes the NEOs, compensation is intended to be based on the performance of the Company as determined by the Compensation Committee and ratified by the Board. The Compensation Committee believes that compensation paid to executives should be closely aligned with the short-term and long-term performance of the Company; linked to specific, measurable results that create value for stockholders; and assist the Company in attracting and retaining key executives critical to long-term success.

In establishing compensation for executives, the Compensation Committee has the following objectives:

•	Attract and retain individuals of superior ability and managerial talent;

•	Ensure compensation is aligned with the Company’s corporate strategies, business objectives and the long-term interests of the Company’s stockholders;

•	Achieve key strategic and financial performance measures by linking incentive award opportunities to attainment of performance goals in these areas; and

•	Focus executive performance on increasing the Company’s stock price and maximizing stockholder value, as well as promoting retention of key staff, by providing a portion of total compensation opportunities in the form of direct ownership in the Company through shares of restricted common stock (“restricted stock”).

To meet these objectives the Compensation Committee also considers the strategic position of the Company in the wireless telecommunications industry. While the Company is the largest competitor in the paging segment of this industry, the Company has experienced significant attrition in its subscriber base and revenues as its customers have migrated to other wireless services. These changes require a continual focus on operational efficiency and cost reductions to maximize cash flow and profitability. The impact of subscriber and revenue attrition has negatively impacted the price performance of the Company’s common stock since the formation of the Company in November 2004. The Company’s strategic position and the resulting impact of that position are also considered as the Compensation Committee evaluates the Company’s performance-based compensation program.

In order to implement the compensation for performance-based philosophy, the Company’s compensation program for executives consists of three elements: 1) a base salary, 2) a short-term performance incentive award, and 3) a long-term performance incentive award. Both the short-term and the long-term performance incentive awards are based on the measurable financial performance of the Company as determined by the Compensation Committee and ratified by the Board. In designing the short-term and long-term performance incentives the Compensation Committee has considered the strategic position of the Company as the largest competitor in the declining paging segment of the wireless telecommunications industry. This consideration has resulted in the short-term performance incentive being exclusively cash-based. With respect to the long-term performance incentives the Company has designed this element to include both cash and equity components. The balance between equity and cash compensation is evaluated annually as discussed below.

To further tie compensation to performance, the long-term performance incentive programs do not automatically award any amount of compensation unless the pre-established financial targets are achieved.

Adjustments and/or Recovery of Award Payments

The Company does not have a policy regarding the adjustments and/or recovery of short-term and long-term performance incentive payments due to restatements of previously issued financial statements.

Determination of Compensation Awards

The Compensation Committee determines and recommends the compensation awards available to the Company’s CEO consistent with the terms of his employment agreement. It also evaluates and approves the CEO’s recommendations on compensation levels for executives directly reporting to the CEO, which includes all other NEOs.

To determine the appropriate range for the key elements of the compensation program, the Compensation Committee reviews independent compensation survey data. This data is compiled and published by an independent consultant specializing in compensation matters in the telecommunications industry (see “Compensation Benchmarking and Peer Group” below). The Compensation Committee reviews the structure of the Company’s various executive compensation elements and the appropriateness of the levels of base salary and short-term and long-term performance incentives. Consistent with the results of the comparative evaluation, the Company’s executive compensation program includes a fixed base salary and variable short-term and long-term performance incentive cash and equity awards, with a significant portion weighted towards the variable components. This ensures that total compensation reflects the overall success or failure of the Company and motivates executives to meet appropriate performance measures, thereby maximizing total return to stockholders.

The CEO provides recommendations annually to the Compensation Committee regarding the compensation of all executives, excluding himself. Each NEO participates in an annual performance review with the CEO to provide input on their contributions to the Company’s achievement of the pre-established performance targets for the period being assessed. The performance of all NEOs, including the CEO, is reviewed annually by the Compensation

Committee. The Compensation Committee then evaluates and approves the CEO’s recommendations on compensation levels for the NEOs reporting to the CEO.

Annually, the Compensation Committee, without the presence of the CEO, recommends for Board approval the CEO’s incentive compensation consistent with his employment agreement. Also, consistent with the CEO’s current employment agreement discussed below, the Board may increase, but not decrease, the amounts of the CEO’s base salary.

With respect to equity compensation awarded to employees, including executives, the Compensation Committee may grant restricted stock based on the CEO’s recommendation and can delegate option-granting authority to the CEO on terms pre-approved by the Compensation Committee.

Within its performance-based compensation program, the Company aims to compensate the NEOs in a manner that is tax effective for the Company. In practice, all of the annual compensation paid by the Company is tax-qualified under Section 162(m) of the Internal Revenue Code, as amended, with the exception of a portion of the CEO’s short-term incentive compensation in excess of $1 million.

Compensation Benchmarking and Peer Group

When determining the compensation levels of the executives (including NEOs) reporting directly to the CEO, the CEO reviews the competitive practices and the amounts and nature of compensation paid to executives in the telecommunications industry and within a defined peer group. The Company creates a peer group including publicly-held companies with similar business and financial characteristics to USA Mobility (“Peer Group”). The Company also uses a third-party published salary survey of telecommunications companies, the 2006 Mercer Telecommunications Survey1 (“Survey Group”). The Compensation Committee uses the same information when determining the compensation of the CEO and when reviewing the compensation levels for other executives (including NEOs) as recommended by the CEO.

The Company’s approach to benchmarking is two-fold. First, with regard to annual base salary and short-term performance incentive awards, the Company aims to provide annual cash compensation that approximates the median annual base salary and short-term performance incentive awards of executives performing similar job functions primarily at companies in telecommunications, as represented in the Survey Group. In addition, the Company compares the median annual base salary and short-term performance incentive awards of executives as reported in the Proxy Statements of the Peer Group. The annual review indicates that USA Mobility provides an annual base salary and short-term performance incentive awards primarily based on the median of the Survey Group. The Company believes the design of base salary and short-term performance incentive compensation appropriately provides market-based annual cash compensation to the Company’s executives.

Second, with regard to benchmarking long-term performance incentive compensation, the Company reviews long-term performance incentive data reported in the Survey Group and in Peer Group Proxy Statements. The Company compares the long-term and total direct compensation of the Company’s executives to that of the Survey Group and the Peer Group executives and reports the results to the Compensation Committee along with a recommendation from the CEO for an amount of long-term performance incentives.

By determining and reviewing the compensation packages offered by the leading telecommunications companies and other similar publicly-held companies, the Company is able to offer competitive market-based compensation. The Company uses the data obtained to evaluate its own independent performance, and gauges the level and mix of compensation offered to similar executives within this Peer Group.

For 2006, USA Mobility targeted the aggregate value of total executive compensation at approximately the median level for the Peer Group and Survey Group for most executive positions. However, given the Company’s strategic position it is very important to retain the best talent in the senior executive management team. To retain and motivate these key individuals, the Compensation Committee or CEO may determine that it is in the best interests of the Company to negotiate total compensation packages with the Company’s executives (including the NEOs) that

1 Survey data is aged to reflect the impact of annual wage inflation in the telecommunications industry when making salary comparisons for the upcoming year.

may deviate from the general principle of targeting total compensation at the median level for the Peer Group and Survey Group. Actual pay for each executive (including the NEOs) is determined around this structure, driven by the performance of the executive over time, as well as the annual performance of the Company. Each year, the Company may establish an amount for long-term performance incentive compensation of all employees, including the executives, based upon a multiple of the participant’s annual short-term performance incentive target. Short-term performance incentive targets are set by job level, using market survey data; thus the annual incentive levels are also determined based upon job level and the most current market survey data.

Policies with Respect to Equity Compensation Awards

The Company evaluates the allocation of equity awards among stock option grants, restricted stock grants, stock appreciation rights and participation units available for grant under the Company’s Equity Plan by reference to the Peer Group and Survey Group discussed previously. The Company grants and records all equity incentive awards in accordance with SFAS No. 123R, Share-Based Payment, (“SFAS No. 123R”), which requires accounting for the transactions under the fair-value method at the date of grant.

Under the Equity Plan, the Company has the ability to issue up to a maximum 1,878,976 shares of its common stock to eligible employees and non-employee members of its Board in the form of stock options, restricted stock, stock grants or units. At December 31, 2006 1,656,405 shares of common stock were available for future grant. Restricted stock awarded under the plan entitle the stockholder to all rights of common stock ownership except that the restricted stock may not be sold, transferred, exchanged, or otherwise disposed of during the restriction period, which will be determined by the Compensation Committee.

No stock options were granted in 2006 and none are outstanding.

Elements of Compensation

Base Salary

As discussed above, the Company provides its NEOs with a base salary that is structured around the median of a defined Peer Group and Survey Group. Each year the Company determines base salary increases based upon the performance of the CEO as assessed by the Compensation Committee and, for NEOs other than the CEO, as assessed by the CEO. No formulaic base salary increases are provided to the NEOs.

For 2007, a 5% increase in base salary was approved for the CFO, COO, and General Counsel & Secretary.

Other Compensation

Perquisites.  Perquisites provided to the NEOs by the Company are:

•	Leased Vehicle. The Company provides a leased automobile to the CEO during the term of his employment with the Company.

•	Leased Housing. The Company provides leased apartments for two NEOs (the CFO and General Counsel & Secretary) in lieu of relocation, which is subject to tax reimbursement.

•	Commuting Expenses. The Company provides commuting expense reimbursement to the CFO, which is subject to tax reimbursement.

•	Automobile Allowance. The Company provides the COO with an automobile allowance during the term of the COO’s employment with the Company. The Company, in its sole discretion, may from time to time also make available automobile allowances to other executives of the same level of employment.

Tax Reimbursement.  The Company, in its sole discretion, provides tax reimbursements to two NEOs (the CFO and General Counsel & Secretary) on corporate perquisites.

Company Contribution to Defined Contribution Plans.  For additional details, see Defined Contribution Plans.

Termination and Change of Control Payments.  The Company did not pay or accrue any payments relating to Termination and Change of Control for the NEOs during 2006.

The following table summarizes all other compensation for the NEOs for the year ended December 31, 2006:

All Other Compensation

					Company
					Contribution
				Cash	to Defined
			Tax	Distributions	Contribution
NEO	Job Title	Perquisites ($)	Reimbursement ($)	Declared ($)(e)	Plans ($)	Total ($)

Vincent D. Kelly(a)	President & CEO	11,079	—	101,795	—	112,874
Thomas L. Schilling(b)	Chief Financial Officer	49,043	37,771	41,993	1,846	130,653
Peter C. Barnett(c)	Chief Operating Officer	6,000	—	33,778	4,500	44,278
Scott B. Tollefsen(d)	General Counsel & Secretary	28,631	23,378	22,570	5,269	79,848
Mark Garzone	EVP of Marketing	—	—	9,552	1,010	10,562

(a)	Amount for perquisites represents a leased vehicle.

(b)	Amount for perquisites represents $30,870 in leased housing and $18,173 in commuting expenses.

(c)	Amount for perquisites represents an automobile allowance.

(d)	Amount for perquisites represents $28,631 in leased housing.

(e)	Cash distributions represent amounts accrued in 2006 on all shares of restricted stock that have been earned but not vested in accordance with SFAS No. 123R, which consisted of a special one-time cash distribution of $3.00 per share declared on June 7, 2006 and a quarterly cash distribution of $0.65 per share declared on August 8, 2006. On February 7, 2007, the Board declared a quarterly cash distribution of $0.65 per share; this amount is not included in the table above for 2006.

Short-Term and Long-Term Performance Incentive Awards

Non-Equity Compensation (“2006 Short-Term Incentive Program (“STIP”)”)

As discussed above, the Company structures its compensation program to reward executives based on the Company’s performance and the individual executive’s contribution to that performance. This allows executives to receive short-term performance incentive compensation in the event certain specified corporate performance measures are achieved.

The 2006 STIP, an annual short-term performance incentive program, is comprised of a cash component that is a multiple of base salary. The pre-established performance criteria for 2006 were based on operating cash flow as defined and the number of subscriber units in service. Under the 2006 STIP, and consistent with their employment agreement and arrangements discussed below, the NEOs could earn an aggregate of $2,100,000 if 100% of the performance criteria were met, with the CEO eligible to earn up to 200% of his base salary; the CFO eligible to earn up to 100% of his base salary; and the COO, EVP of Marketing and General Counsel & Secretary eligible to earn up to 75% of their base salaries, paid in cash for performance at 100% of the target level. Performance that exceeds the target increases the payment potential by up to 25%; performance that falls below target results in a proportional decrease, while performance below 90% of target results in no payment. In 2006, the Company exceeded the performance targets resulting in 117.5% payout of each executive’s eligible short-term performance incentive award, with an aggregate of $2,467,501 paid to the NEOs. The Compensation Committee believes that the payment of the annual short-term performance incentive in cash provides incentives necessary to retain executives and reward them for short-term Company performance based on the Company’s strategic position.

In summary, the amounts paid under the Company’s 2006 STIP were determined based upon the Company’s actual performance measured against the following performance criteria:

			Threshold		Maximum
	Relative	Threshold	Performance	Maximum	Performance
Performance Criteria	Weight	Payout	Target	Payout	Target

Operating Cash Flow	70%	75%	90.0%	125%	110.0%
Subscribers	30%	75%	90.0%	125%	110.0%

Straight-line interpolation is used to determine payouts when the actual performance is between the threshold performance target and the maximum performance target. Payments under the 2006 STIP are contingent upon continued employment, though pro rata short-term incentive payments will be made in the event of death or disability based on actual performance at the date of the triggering event relative to the targeted performance measures for each program. Further, if an executive’s employment is involuntarily terminated (other than for Cause), the executive will be eligible to receive a pro rata short-term performance incentive payment, subject to the execution of an appropriate release and other applicable and customary termination procedures.

Long-Term Equity Compensation (“2005 Long-Term Incentive Program (“LTIP”)”)

On June 7, 2005, the Compensation Committee and the Board authorized grants of 103,937 shares of restricted stock to certain eligible employees. Effective November 2, 2005, the Board amended the vesting schedule for the shares of restricted stock. The vesting date for the initial two-thirds of the shares of restricted stock for each eligible employee is January 1, 2007, and the remainder will vest ratably over the course of the next year, such that as of December 31, 2007, 100% of the shares of restricted stock would be fully vested. Any unvested shares granted under the 2005 LTIP are forfeited if the participant terminates employment with USA Mobility. During 2006, 5,615 shares were forfeited with a total of 21,450 shares forfeited since June 7, 2005. As of December 31, 2006, there were 55,616 remaining shares scheduled to vest on January 1, 2007 of which 27,947 shares were scheduled to vest for the NEOs, and 26,871 remaining shares are scheduled to vest ratably over the course of 2007, such that all shares awarded are scheduled to fully vest by December 31, 2007.

Under this program, the NEOs have been awarded an aggregate of $1,122,660 (fair value of the restricted stock calculated at $26.78 per share, the closing stock price on the date of grant), with the CEO awarded shares of restricted stock on the date of grant with a fair value equal to 100% of his then base salary and the other NEOs, then employed by the Company, granted shares of restricted stock on the date of grant with a fair value equal to 75% of their then base salaries. The Compensation Committee believes that grants of restricted stock provide incentives necessary to retain executives and reward them for short-term Company performance while creating long-term incentives to sustain performance.

Long-Term Equity and Non-Equity Incentive Programs (“2006 LTIP”)

In 2006 the Compensation Committee provided for restricted stock and long-term cash performance incentives to achieve specified targets established in the Company’s 2006 — 2010 Long Range Strategic Plan. This 2006 LTIP was designed to retain executives and reward them for achieving identified long-term strategic targets.

As discussed above, the Company believes, based on its performance-based approach to compensation, that equity ownership in the Company is important to tie the ultimate level of an executive’s compensation to the performance of the Company’s common stock, while creating an incentive for achievement of the Company’s long-range objectives. For these reasons, the Company’s executives are eligible to receive additional grants of performance-based equity compensation upon achieving performance criteria.

On February 1, 2006 the Board established the 2006 LTIP. Under the 2006 LTIP, the NEOs are eligible to earn up to an aggregate of $4,500,000, with the CEO eligible to earn up to 300% of his then base salary, and the other NEOs eligible to earn up to 300% of their 2006 short-term performance incentive target payouts in long-term performance incentives based upon achieving 100% of target performance. Of the aggregate amount, 20% has been reserved for a discretionary cash bonus (the “Additional Target Award”) based on individual contribution to the achievement of the Company’s goals for expense reduction for the calendar years of 2006 through 2008. The remaining 80% of the aggregate or $3,600,000, is distributed equally in the form of grants of shares of restricted stock and long-term cash performance incentive awards (the “Initial Target Award”). The Initial Target Award shall be earned in full by the NEO so long as (a) the Company’s expenses for the calendar year 2008 are at or below target and (b) the NEO remains a full-time employee of the Company until January 1, 2009, the vesting date. Expenses that exceed the 2008 target result in a proportional decrease to the Initial Target Award to a minimum threshold of 75% payout. Expenses at or above 110% of the 2008 target result in no payment under the 2006 LTIP. If an NEO is terminated by the Company without cause, dies or experiences permanent disability prior to January 1, 2009, the NEO shall be entitled to a prorated payment of the Initial Target Award. Payment would be made in 2009. In addition, should a Change of Control occur, the NEO (excluding the CEO) would receive a prorated payment of the Initial Target Award based on the Compensation Committee’s determination of the Company’s achievement of the expense reduction goals. Payment of the prorated Initial Target Award would be made immediately prior to the Change of Control.

For the equity portion of the 2006 LTIP, the NEOs are eligible to earn up to an aggregate of $1,800,000 with the number of shares of restricted stock awarded to certain eligible employees (including NEOs) based on the average closing price of the Company’s common stock for the period January 25, 2006 through January 31, 2006 ($28.67). The Company awarded 127,548 shares of restricted stock to certain eligible employees (including NEOs). The vesting date for the restricted shares is January 1, 2009. An additional 5,024 shares were granted during the second quarter of 2006. Any unvested shares granted under the 2006 LTIP are forfeited if the participant terminates employment with USA Mobility. During 2006, 7,393 shares were forfeited. As of December 31, 2006, there were 125,179 shares scheduled to fully vest by January 1, 2009.

For the cash portion of the 2006 LTIP, the NEOs are eligible to earn up to an aggregate of $1,800,000. The vesting date for the cash portion of the 2006 LTIP is also January 1, 2009 with the same payout requirements as outlined above.

The following table sets forth information concerning compensation for the NEOs for the year ended December 31, 2006. No discretionary bonuses were paid in 2006 and the Company does not have a defined pension plan.

Summary Compensation Table

			Non-Equity Incentive Plan			Equity Incentive Plan		All Other
			2003 Arch	2006 STIP	2006 LTIP	2005 LTIP	2006 LTIP	Compensation	Total
NEO	Job Title	Salary ($)(a)	LTIP ($)(r)	($)(b)	($)(c)	($)(d)	($)(e)	($)(p)	Compensation ($)

Vincent D. Kelly(f)(g)(q)	President & CEO	600,000	—	1,410,000	240,120	330,051	234,012	112,874	2,927,057
Thomas L. Schilling(h)(i)(q)	Chief Financial Officer	300,000	—	352,500	120,060	123,769	117,006	130,653	1,143,988
Peter C. Barnett(j)(k)(q)(r)	Chief Operating Officer	300,000	33,882	264,375	90,045	103,414	87,757	44,278	923,751
Scott B. Tollefsen(l)(m)(q)	General Counsel & Secretary	250,000	—	220,313	75,038	60,325	73,128	79,848	758,652
Mark Garzone(n)(o)	EVP of Marketing	235,577	—	220,313	75,038	—	73,128	10,562	614,618

(a)	Amounts represent salaries paid by the Company in 2006 for the NEOs. Mr. Garzone joined the Company on January 16, 2006, and, accordingly, his annual salary was prorated.

(b)	Amounts represent the compensation expense for 2006 with payment in March 2007.

(c)	Amounts represent compensation expense accrued in 2006 for the cash portion of the 2006 LTIP. The vesting date is January 1, 2009.

(d)	Amounts represent the SFAS No. 123R expense accrued in 2006 for the 2005 LTIP.

(e)	Amounts represent the SFAS No. 123R expense accrued in 2006 for the equity portion of the 2006 LTIP.

(f)	As of December 31, 2006, Mr. Kelly held 22,405 shares of restricted stock granted under the 2005 LTIP. The vesting date for the initial two-thirds of the shares of restricted stock is January 1, 2007, and the remainder will vest ratably over the course of 2007. At December 31, 2006, 19,514 shares of restricted stock were earned with an aggregate fair value of approximately $522,581.

(g)	As of December 31, 2006, Mr. Kelly held 25,114 shares of restricted stock granted under the 2006 LTIP. The vesting date is January 1, 2009. At December 31, 2006, 8,375 shares of restricted stock were earned with an aggregate fair value of approximately $234,012.

(h)	As of December 31, 2006, Mr. Schilling held 8,402 shares of restricted stock granted under the 2005 LTIP. The vesting date for the initial two-thirds of the shares of restricted stock is January 1, 2007, and the remainder will vest ratably over the course of 2007. At December 31, 2006, 7,318 shares of restricted stock were earned with an aggregate fair value of approximately $195,968.

(i)	As of December 31, 2006, Mr. Schilling held 12,557 shares of restricted stock granted under the 2006 LTIP. The vesting date is January 1, 2009. At December 31, 2006, 4,187 shares of restricted stock were earned with an aggregate fair value of approximately $117,006.

(j)	As of December 31, 2006, Mr. Barnett held 7,020 shares of restricted stock granted under the 2005 LTIP. The vesting date for the initial two-thirds of the shares of restricted stock is January 1, 2007, and the remainder will vest ratably over the course of 2007. At December 31, 2006, 6,114 shares of restricted stock were earned with an aggregate fair value of approximately $163,738.

(k)	As of December 31, 2006, Mr. Barnett held 9,418 shares of restricted stock granted under the 2006 LTIP. The vesting date is January 1, 2009. At December 31, 2006, 3,140 shares of restricted stock were earned with an aggregate fair value of approximately $87,757.

(l)	As of December 31, 2006, Mr. Tollefsen held 4,095 shares of restricted stock granted under the 2005 LTIP. The vesting date for the initial two-thirds of the shares of restricted stock is January 1, 2007, and the remainder will vest ratably over the course of 2007. At December 31, 2006, 3,567 shares of restricted stock were earned with an aggregate fair value of approximately $95,514.

(m)	As of December 31, 2006, Mr. Tollefsen held 7,848 shares of restricted stock granted under the 2006 LTIP. The vesting date is January 1, 2009. At December 31, 2006, 2,617 shares of restricted stock were earned with an aggregate fair value of approximately $73,128.

(n)	Mr. Garzone joined the Company on January 16, 2006 and, accordingly, did not participate in the 2005 LTIP.

(o)	As of December 31, 2006, Mr. Garzone held 7,848 shares of restricted stock granted under the 2006 LTIP. The vesting date is January 1, 2009. At December 31, 2006, 2,617 shares of restricted stock were earned with an aggregate fair value of approximately $73,128.

(p)	Additional information is provided in the “All Other Compensation” table.

(q)	In June 2006, the Company paid Messrs. Kelly, Schilling, Barnett and Tollefsen the awards earned under the 2005 annual short-term performance incentive program (“2005 STIP”). The amounts paid to the respective NEOs were as follows: $1,020,000, $225,000, $187,500 and $92,969. Mr. Tollefsen joined the Company on May 31, 2005, and, accordingly, his 2005 STIP was prorated. These amounts were expensed in 2005 and are not included in computation of total compensation reported above in the “Summary Compensation Table” for 2006.

(r)	In March 2006, the Company paid Mr. Barnett $635,774 for the vesting of 21,274 units and the cash distributions earned under the 2003 Arch Long-Term Incentive Plan (“2003 Arch LTIP”). The majority of this amount was expensed in 2003, 2004 and 2005, with the remaining $33,882 expensed in 2006. On vesting, the 21,274 units were valued at $29.88 per unit, which consisted of the average closing price of the Company’s common stock for the period February 10, 2006 through February 24, 2006 of $28.38 and cash distributions of $1.50 per unit.

The following table sets forth the estimated future equity and non-equity payouts for the 2006 LTIP. No stock options or other stock awards were granted in 2006.

Grants of Plan-Based Awards

										Grant Date
				Estimated Future Payouts Under			Estimated Future Payouts			Fair Value of
				Non-Equity Incentive Plan(a)			Under Equity Incentive Plan(b)			Restricted
		Grant	Effective	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock Awards
NEO	Job Title	Date	Date	($)	($)	($)	(#)	(#)	(#)	($)(c)

Vincent D. Kelly	President & CEO	2/1/2006	1/1/2006	540,000	720,000	720,000	18,836	25,114	25,114	701,685
Thomas L. Schilling	Chief Financial Officer	2/1/2006	1/1/2006	270,000	360,000	360,000	9,418	12,557	12,557	350,843
Peter C. Barnett	Chief Operating Officer	2/1/2006	1/1/2006	202,500	270,000	270,000	7,064	9,418	9,418	263,139
Scott B. Tollefsen	General Counsel & Secretary	2/1/2006	1/1/2006	168,750	225,000	225,000	5,886	7,848	7,848	219,273
Mark Garzone	EVP of Marketing	2/1/2006	1/1/2006	168,750	225,000	225,000	5,886	7,848	7,848	219,273

(a)	Amounts represent the cash portion under the 2006 LTIP, which will be fully vested on January 1, 2009. The grant provides for a threshold payout of 75% of the Initial Target Award if the Company’s expenses are at or lower than 110% of the 2008 target and 100% target payout if the Company achieves the 2008 target for expense reduction. The grant does not call for a maximum payout; hence, it is the same as the target payout.

(b)	Amounts represent the shares of restricted stock granted under the 2006 LTIP, which will be fully vested on January 1, 2009. The grant provides for a threshold payout of 75% of the Initial Target Award if the Company’s expenses are at or lower than 110% of the 2008 target and 100% target payout if the Company achieves the 2008 target for expense reduction. The grant does not call for a maximum payout; hence, it is the same as the target payout. The number of shares awarded was based on the average closing price of the Company’s common stock for the period January 25, 2006 through January 31, 2006 ($28.67).

(c)	Amounts represent the compensation expense to the Company over the 36 month vesting period, from January 1, 2006 to January 1, 2009. The fair value is calculated at grant date in accordance with SFAS No. 123R and is based on the Company’s closing stock price on the date of grant of $27.94 per share.

At December 31, 2006, the number of shares granted and outstanding under the Company’s Equity Plan and the estimated related market or payout values of such shares are shown in the following table. No stock options are outstanding in 2006.

Outstanding Equity Awards at FYE

		Equity Incentive Plan Awards
		Number of Shares of	Market or Payout Value	Number of Unearned	Market or Payout Value
		Restricted Stock That	of Shares of Restricted	Shares of Restricted	of Unearned Shares of
		Have Not Vested	Stock That Have Not	Stock That Have Not	Restricted Stock That
NEO	Job Title	(#)(a)	Vested ($)(b)	Vested (#)(c)	Have Not Vested ($)(d)

Vincent D. Kelly	President & CEO	47,519	1,063,000	19,630	439,123
Thomas L. Schilling	Chief Financial Officer	20,959	468,853	9,454	211,486
Peter C. Barnett	Chief Operating Officer	16,438	367,718	7,184	160,706
Scott B. Tollefsen	General Counsel & Secretary	11,943	267,165	5,759	128,829
Mark Garzone	EVP of Marketing	7,848	175,560	5,231	117,017

(a)	Number of shares of restricted stock outstanding for the 2005 LTIP and the 2006 LTIP at December 31, 2006 for the NEOs are 41,922 and 62,785, respectively. The 2005 LTIP vesting date for the initial two-thirds of the restricted shares for each eligible employee is January 1, 2007, and the remainder will vest ratably over the course of 2007, such that as of December 31, 2007, 100% of the restricted stock will be fully vested. The 2006 LTIP vesting date is January 1, 2009.

(b)	Market or payout value of the outstanding shares of restricted stock are based on the Company’s closing stock price at December 29, 2006 of $22.37, and are $937,795 and $1,404,501 for the 2005 LTIP and 2006 LTIP, respectively.

(c)	Number of shares of restricted stock unearned and outstanding for the 2005 LTIP and the 2006 LTIP at December 31, 2006 for the NEOs are 5,409 and 41,849, respectively. The 2005 LTIP vesting date for the initial two-thirds of the restricted shares for each eligible employee is January 1, 2007, and the remainder will vest ratably over the course of 2007, such that as of December 31, 2007, 100% of the restricted stock will be fully vested. The 2006 LTIP vesting date is January 1, 2009.

(d)	Market or payout value of the unearned and outstanding shares of restricted stock are based on the Company’s closing stock price at December 29, 2006 of $22.37, and are $120,999 and $936,162 for the 2005 LTIP and 2006 LTIP, respectively.

At December 31, 2006, no shares of restricted stock granted under the Company’s Equity Plan have vested and all shares are considered to be outstanding. No stock options were exercised in 2006 for the NEOs.

Non-Equity Compensation (“2007 STIP”)

The Compensation Committee approved the 2007 STIP on February 16, 2007. Similar to the 2006 STIP, the 2007 STIP is comprised of a cash component that is a multiple of base salary as of December 31, 2006. The pre-established performance criteria for 2007 are based on operating cash flow, the number of subscriber units in service, average revenue per unit (“ARPU”) and total health care revenue. Under the 2007 STIP, and consistent with their employment agreement and arrangements discussed below, the NEOs could earn an aggregate of $2,100,000 if 100% of the performance criteria is met, with the CEO eligible to earn up to 200% of his base salary; the CFO eligible to earn up to 100% of his base salary; and the COO, EVP of Marketing and General Counsel & Secretary eligible to earn up to 75% of their base salaries, paid in cash for performance at 100% of the target level. Performance that exceeds the target increases the payment potential; performance that falls below target results in a proportional decrease, while performance below the threshold results in no payment. The Compensation Committee believes that the payment of the annual short-term performance incentive in cash provides incentives necessary to retain executives and reward them for short-term Company performance based on the Company’s strategic position.

In summary, the amounts payable under the Company’s 2007 STIP is determined based upon the Company’s actual performance measured against the following performance criteria:

			Threshold		Maximum
	Relative	Threshold	Performance	Maximum	Performance
Performance Criteria	Weight	Payout	Target	Payout	Target

Operating Cash Flow	50%	70%	83.3%	130%	127.8%
Subscribers	15%	60%	95.7%	120%	105.7%
ARPU	15%	60%	97.0%	150%	109.1%
Health Care Revenue	20%	90%	90.9%	150%	124.5%

Straight-line interpolation is used to determine payouts when 1) the actual performance is between the threshold performance target and target performance level and 2) the actual performance is between the target performance level and the maximum performance target. Payments under the 2007 STIP are contingent upon continued employment, though pro rata short-term incentive payments will be made in the event of death or disability based on actual performance at the triggering event date relative to the targeted performance measures for each program. Further, if an executive’s employment is involuntarily terminated (other than for Cause), the executive will be eligible to receive a pro rata short-term performance incentive payment, subject to the execution of an appropriate release and other applicable and customary termination procedures.

Other Discretionary Long-Term Equity Incentive Awards

The Company’s executives, along with other members of senior management, are eligible to participate in the Company’s discretionary award of stock options or shares of restricted stock. Guidelines for the number of shares of restricted stock granted to each executive are determined using a procedure approved by the Compensation Committee based upon several factors, including the executive’s salary, short-term performance incentive award, and the value of the shares of restricted stock at the time of grant. Additional grants other than the discretionary award may be made following a significant change in job responsibility. As discussed above, in 2005 and 2006 the

Compensation Committee approved the award of shares of restricted stock to certain eligible employees (including NEOs). Such awards are an important component of the compensation necessary to attract and retain talented senior executives.

Stock options granted under the Equity Plan are subject to a vesting schedule in order to provide an incentive for continued employment and an expiration date. The exercise price of options granted under the stock plans is 100% of the fair market value of the underlying stock on the date of grant. No stock options were granted in 2006 and none are outstanding.

Defined Contribution Plans

The Company has a Section 401(k) Savings & Retirement Plan (the “401(k) Plan”) for eligible employees of the Company and any designated affiliate. The 401(k) Plan permits eligible employees of the Company to defer up to 100% of their annual compensation, subject to certain limitations imposed by the Internal Revenue Code. The employees’ elective deferrals are vested immediately and non-forfeitable upon contribution to the 401(k) Plan. The Company currently makes matching contributions to the 401(k) Plan in an amount equal to fifty cents for each dollar of participant contributions, up to a maximum of 4% of the participant’s annual salary and subject to certain other limits. Plan participants vest over three years in the amounts contributed by the Company. Employees of the Company are eligible to participate in the 401(k) Plan on the first of the month after thirty days of credited service with the Company. In 2006, the Company incurred $12,625 in matching contributions for the NEOs participating in the 401(k) Plan. For additional information, refer to the column “Company Contributions to the Defined Contribution Plans” under the “All Other Compensation” table above.

Termination and Change of Control Arrangements — CEO

On November 16, 2004, the CEO entered into a three-year employment agreement with the Company, subject to automatic one-year renewals if not terminated by either party, which provides for severance benefits under certain events. For additional details on Termination and Change of Control for the CEO, refer to the CEO’s employment agreement discussed below.

The Company did not pay or accrue any payments relating to Termination and Change of Control for the CEO during 2006.

Termination and Change of Control Arrangements — NEOs excluding the CEO

Termination Without Cause.  Effective November 17, 2004, the Company maintains a specific Severance Pay Plan for executives (excluding the CEO), USA Mobility, Inc. Severance Pay Plan (“Severance Plan”), for the purpose of providing severance payments on a discretionary basis to certain executives (including NEOs) who are terminated involuntarily under circumstances as defined in the Severance Plan. Under the terms of the Severance Plan, the executives, not including the CEO, may receive the following benefits at the Company’s discretion, upon executing a release of claims:

(i)	A minimum of six (6) months of base salary, plus an additional two (2) weeks for each year of service, up to a combined maximum of twelve (12) months;

(ii)	Continued receipt of group health care benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) at the discounted employee rate for a maximum period of six (6) months. After the end of such period, the executives can continue coverage at their expense at the COBRA rate; and

(iii)	Prorated portion of the target award under the annual short-term performance incentive program for the fiscal year in which the termination occurred based upon the length of employment in that fiscal year.

The benefits mentioned above are subject to certain post-employment restrictions and other terms and conditions set forth in the Severance Plan. The benefits shall be paid in accordance with the Company’s normal payroll practices, or at the Company’s discretion may be paid in a single lump sum. All severance payments are subject to the applicable federal, state and local taxes. In the event of death prior to the completion of all payments, the remaining payments shall be made to the executive’s beneficiary. The benefits of the Severance Plan shall not be payable if the executive receives a similar benefit (including a severance payment of any type) from another source. The Company shall have the right to cease all benefit payments and to recover benefit payments previously made should the NEOs (excluding the CEO) breach the terms and conditions of the Severance Plan.

In accordance with the terms of the 2005 LTIP and 2006 LTIP, the executives (including NEOs but not the CEO), will also be entitled to the following:

(i)	The number of shares of restricted stock vested under the 2005 LTIP at the termination date; and

(ii)	Prorated portion of the Initial Target Award of the 2006 LTIP cash award and restricted stock grant, including cash distributions declared, based on the number of days the executive was continuously employed from January 1, 2006 through the termination date. The prorated payment of the Initial Target Award would be based on the Compensation Committee’s determination of the Company’s achievement of the expense reduction goals. Payment would be made in 2009.

Assuming that the Termination Without Cause occurred on December 31, 2006 and that the Company’s closing stock price at December 29, 2006 was $22.37, the targeted payments to the NEOs (excluding the CEO) are as follows:

			Payout of		Non-Equity
			Accrued		Incentive Plan		Equity Incentive Plan		All Other
			Vacation	Health	2006	2006	2005	2006	Compensation
NEO	Job Title	Salary ($)	Hours ($)(a)	Benefits ($)	STIP ($)(b)	LTIP ($)(c)(d)	LTIP ($)(c)(e)	LTIP ($)(c)(f)	($)(g)	Total ($)

Thomas L. Schilling	Chief Financial Officer	173,077	17,866	5,482	352,500	120,060	125,294	93,663	45,210	933,152
Peter C. Barnett	Chief Operating Officer	300,000	36,919	5,482	264,375	90,045	104,692	70,242	36,374	908,129
Scott B. Tollefsen	General Counsel & Secretary	134,615	19,685	1,649	220,313	75,038	61,070	58,542	24,137	595,049
Mark Garzone	EVP of Marketing	134,615	2,305	5,482	220,313	75,038	—	58,542	9,738	506,033

(a)	These payments are based on accrued vacation hours at December 31, 2006 pursuant to the vacation policy for executives.

(b)	The Company exceeded the performance targets for 2006 resulting in 117.5% short-term incentive payment.

(c)	These amounts assume payments based on 100% of target.

(d)	These amounts are the prorated cash portion of the 2006 LTIP accrued as compensation expense as of December 31, 2006.

(e)	These amounts are the market value at December 31, 2006 for the number of shares of restricted stock from the June 7, 2005 restricted stock grant that would have vested on January 1, 2007 based on the Company’s closing stock price of $22.37.

(f)	These amounts are the market value at December 31, 2006 for the prorated number of shares of restricted stock earned during 2006 from the February 1, 2006 restricted stock grant based on the Company’s closing stock price of $22.37.

(g)	These amounts are the cash distributions and interest earned from the June 7, 2005 and February 1, 2006 restricted stock grants.

Change of Control.  Assuming a Change of Control results in a Termination Without Cause affecting the NEOs (excluding the CEO, CFO and General Counsel & Secretary), they are entitled to the benefits outlined above. However, pursuant to their offer letters, the CFO and the General Counsel & Secretary are entitled to their annual base salaries, in place of the prorated salary amounts outlined under Termination Without Cause, as replacement severance payments. Benefit payments would be made immediately prior to the Change of Control.

The Company did not pay or accrue any payments relating to Termination and Change of Control for the NEOs during 2006.

Compensation Recovery Policy

The Company maintains a clawback policy relating to restricted stock and long-term cash performance incentives. Under these clawback provisions, executives (including NEOs) who are terminated upon failure to substantially perform duties, failure to carry out any lawful and reasonable directive, conviction or plea of nolo contendere to a felony or crime of moral turpitude, materially breach their obligations as an employee or commit an act of fraud, embezzlement, misappropriation or otherwise act in a manner detrimental to the Company’s interests as determined by the Board, will forfeit any outstanding awards as of the date of termination. These provisions serve to help ensure that executives act in the best interest of our Company and its stockholders.

In addition, the Company maintains a clawback provision regarding severance benefits. Under the clawback provision, executives (including NEOs) who violate non-competition, non-solicitation or confidentiality agreements forfeit all severance amounts paid or to be paid by the Company. Further, it is the Company’s policy to seek the reimbursement of severance benefits paid to executives (including NEOs) who violate non-competition, non-solicitation or confidentiality agreements, or otherwise breach the Separation Agreement and Release between themselves and the Company.

The Company’s Restricted Stock Agreement under the Equity Plan includes a “Spendthrift Clause” to protect unvested shares against any interest or transfer.

EMPLOYMENT AGREEMENT AND ARRANGEMENTS

Vincent D. Kelly

Mr. Kelly entered into an employment agreement with the Company on November 16, 2004. The initial term of the agreement shall end on November 15, 2007 (the “Third Anniversary”), but shall be automatically extended for additional one (1) year periods on each anniversary of the Third Anniversary, in accordance with the terms of the agreement, and will continue to be so renewed for successive one-year periods, unless or until either party delivers a non-renewal notice within the specified notice period that such party is terminating the agreement.

Under the agreement, Mr. Kelly receives a stated annual base salary of $600,000 and is eligible to participate in all of the Company’s benefit plans, including fringe benefits available to the Company’s senior executives, as such plans or programs are in effect from time to time, and use of an automobile. The Board shall review Mr. Kelly’s base salary annually and may increase, but not decrease, the amounts of his base salary. In addition to base salary, Mr. Kelly is eligible for an annual short-term performance incentive award equal to a maximum of 200% of base salary based on achievement of certain performance targets set by the Board or a committee thereof; provided that Mr. Kelly is employed by the Company on December 31 of each calendar year.

The employment agreement contains a covenant restricting Mr. Kelly from soliciting employees of the Company and its subsidiaries and from competing against the Company during Mr. Kelly’s employment and for a period of two (2) years after the Date of Termination (as defined in the employment agreement) for any reason.

Under the employment agreement, the Company may terminate such agreement with thirty (30) days written notice at any time if Mr. Kelly is disabled (as defined in the employment agreement) for a period of six (6) months or more; at any time with “Cause” (as defined in the employment agreement); and at any time without Cause upon notice from the Company. Mr. Kelly may terminate such agreement with the Company at any time upon sixty (60) days notice to the Company. Furthermore, the employment agreement may be terminated by mutual agreement of the parties and shall automatically terminate upon Mr. Kelly’s death.

Disability.  The employment agreement provides that in the event of disability until the termination date, following the use of all accrued sick and personal days, the Company shall pay Mr. Kelly:

(i)	A disability benefit equal to 50% of the base salary during the disability period;

(ii)	All other unpaid amounts under any Company fringe benefit and incentive compensation programs (2006 STIP, 2005 LTIP and 2006 LTIP) to include cash distributions, at the time such payments are due;

(iii)	An amount equal to the product of (a) the number of years (and/or fraction thereof) remaining in the term of the employment agreement as of the date of termination, times (b) the full base salary then in effect payable within forty-five (45) days after the date of termination; and

(iv)	Reimbursement of the cost of continuation group health coverage pursuant to COBRA for twenty-nine (29) months, to the extent elected by the CEO and to the extent the CEO is eligible and subject to the terms of the plan and the law.

Any payments made to Mr. Kelly during the disability period shall be reduced by any amounts paid or payable to him under the Company’s disability benefit plans.

Death.  The employment agreement provides that upon death, Mr. Kelly’s estate will be entitled to:

(i)	Base salary through the date of death;

(ii)	All other unpaid amounts under any Company fringe benefit and incentive compensation programs (2006 STIP, 2005 LTIP and 2006 LTIP) to include cash distributions, at the time such payments are due;

(iii)	An amount equal to the product of (a) the number of years (and/or fraction thereof) remaining in the term of the employment agreement as of the date of death, times (b) the full base salary then in effect payable within forty-five (45) days after the date of death; and

(iv)	Reimbursement of the cost of continuation group health coverage pursuant to COBRA for thirty-six (36) months, to the extent elected by the CEO’s estate and to the extent the CEO is eligible and subject to the terms of the plan and the law.

Change of Control or Without Cause or For Good Reason.  The employment agreement provides that upon a Change of Control or termination of employment, either by the Company without cause or by Mr. Kelly for good reason, he will be entitled to:

(i)	Base salary through the date of termination payable within ten business days;

(ii)	All other unpaid amounts under any Company fringe benefit and incentive compensation programs (2006 STIP, 2005 LTIP and 2006 LTIP) to include cash distributions, at the time such payments are due;

(iii)	An amount equal to the product of (a) the greater of (x) two years or (y) the number of years (and/or fraction thereof) remaining in the term of the employment agreement as of the date of termination, times (b) the full base salary then in effect payable within forty-five (45) days after the date of termination;

(iv)	An amount equal to the annual short-term performance incentive program paid or payable with respect to the annual period prior to the year in which the termination occurred (2005 STIP);

(v)	Reimbursement of the cost of continuation group health coverage pursuant to COBRA for eighteen (18) months, to the extent elected by the CEO and to the extent the CEO is eligible and subject to the terms of the plan and the law; and

(vi)	Full vesting of any equity compensation (2005 LTIP and 2006 LTIP).

If any payment or the value of any benefit received or to be received (“Payments”) by Mr. Kelly in connection with his termination of employment or contingent upon a Change of Control of the Company would be subject to any excise tax, the Company shall pay to Mr. Kelly an additional amount (“Gross-Up Payment”) such that the net amount Mr. Kelly retains, after deduction of the excise tax on such Gross-Up Payment, shall be equal to the total present value of such Payments at the time such Payments are to be made. The intent is that the Company shall be solely responsible for and shall pay any excise taxes on any Payments and Gross-Up Payment and any income and employment taxes imposed on the Gross-Up Payment as well as any loss of deduction caused by the Gross-Up Payment.

Assuming that the Termination and Change of Control occurred on December 31, 2006 and the Company’s closing stock price at December 29, 2006 was $22.37, the targeted payment to the CEO is as follows:

			Change of
			Control,
			Termination
			without Cause
			or for Good
Vince D. Kelly, President & CEO	Disability ($)	Death ($)	Reason ($)(i)

Salary or Disability Income(a)	300,000	—	—
Salary Benefit(b)	341,918	524,384	1,200,000
Life Insurance(c)	—	50,000	—
Payout of Accrued Vacation Hours(d)	319,889	319,889	319,889
Health Benefits	37,027	45,964	22,982
2005 STIP — Non-Equity(e)	—	—	1,020,000
2006 STIP — Non-Equity(f)	1,410,000	1,410,000	1,410,000
2006 LTIP — Non-Equity(g)	240,120	240,120	240,120
2005 LTIP — Equity(g)	334,118	334,118	501,200
2006 LTIP — Equity(g)	187,349	187,349	561,800
All Other Compensation(h)	110,173	110,173	212,044

Total	3,280,594	3,221,997	5,488,035

(a)	This amount assumes Mr. Kelly has been paid his pro rata base salary from November 16, 2006 (Anniversary Date) through December 31, 2006 under the “Death” and “Change of Control, Termination without Cause or For Good Reason” scenarios.

(b)	These amounts represent the relevant payments of base salary through the contract date pursuant to Mr. Kelly’s employment agreement.

(c)	This is a standard benefit available to all employees.

(d)	This payment is based on accrued vacation hours at December 31, 2006 pursuant to the vacation policy for executives.

(e)	This is the amount paid in 2006 for the 2005 annual short-term performance incentive program (“2005 STIP”).

(f)	The Company exceeded the performance targets for 2006 resulting in 117.5% short-term incentive payment.

(g)	These amounts assume payments based on 100% of target.

(h)	These amounts are the cash distributions and interest earned from the June 7, 2005 and February 1, 2006 restricted stock grants.

(i)	Should these payments be subject to any federal, state or local excise tax, Mr. Kelly is entitled to a Gross-Up Payment. The intent is that the Company shall be solely responsible for and shall pay any excise taxes on any Payments and Gross-Up Payment and any income and employment taxes imposed on the Gross-Up Payment as well as any loss of deduction caused by the Gross-Up Payment.

Thomas L. Schilling

The Company employed Mr. Schilling pursuant to an offer letter dated November 30, 2004. The offer letter provides for Mr. Schilling to receive an annual base salary of $300,000, as well as an annual short-term performance incentive award ranging from 50% to 100% of his base salary, which will be based on the accomplishment of predetermined goals and objectives set by the Board. In addition, the offer letter provides for Mr. Schilling to participate in the Company’s Equity Plan at a level below the CEO, but on par with the COO of the Company.

The offer letter provides for Mr. Schilling to receive a severance benefit in accordance with the Company’s Severance Plan if his employment is terminated by the Company for any reason other than for Cause (as defined in the Severance Plan), and a severance payment equal to his annual base salary if he is terminated as a result of a Change of Control (subject to the Severance Plan restriction on duplicate payment of severance). The offer letter contains a provision restricting Mr. Schilling from competing against the Company or soliciting employees of the Company for a period of one year following the termination of his employment.

Peter C. Barnett

Mr. Barnett became an employee of the Company upon the merger of Metrocall and Arch. Mr. Barnett is employed at will with no separate arrangement other than the severance benefits outlined in the Company’s Severance Plan.

Scott B. Tollefsen

The Company employed Mr. Tollefsen pursuant to an offer letter dated May 6, 2005. The offer letter provides for Mr. Tollefsen to receive an annual base salary of $250,000, as well as an annual short-term performance incentive award of up to 75% of his base salary, which will be based on the accomplishment of predetermined goals and objectives set by the Board. In addition, the offer letter provides for Mr. Tollefsen to participate in the Company’s Equity Plan at a level below the CEO, but on par with the CFO and COO of the Company.

The offer letter provides for Mr. Tollefsen to receive a severance benefit in accordance with the Company’s Severance Plan if his employment is terminated by the Company for any reason other than for Cause (as defined in the Severance Plan), and a severance payment equal to his annual base salary if he is terminated as a result of a Change of Control (subject to the Severance Plan restriction on duplicate payment of severance). The offer letter contains a provision restricting Mr. Tollefsen from competing against the Company or soliciting employees of the Company for a period of one year following the termination of his employment.

Mark Garzone

The Company employed Mr. Garzone pursuant to an offer letter dated December 14, 2005. The offer letter provides for Mr. Garzone to receive an annual base salary of $250,000, as well as an annual short-term performance incentive award of up to 75% of his base salary, which will be based on the accomplishment of predetermined goals and objectives set by the Board. In addition, the offer letter provides for Mr. Garzone to participate in the Company’s Equity Plan at a level below the CEO, but on par with the CFO, COO, EVP of Sales and General Counsel & Secretary of the Company.

The offer letter provides for Mr. Garzone to receive a severance benefit in accordance with the Company’s Severance Plan if his employment is terminated by the Company for any reason other than for Cause (as defined in the Severance Plan). The offer letter contains a provision restricting Mr. Garzone from competing against the Company or soliciting employees of the Company for a period of one year following the termination of his employment.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) limits the Company’s federal income tax deduction for certain executive compensation in excess of $1.0 million paid to the CEO and the four other most highly compensated executives. The $1.0 million deduction limit does not apply, however, to “performance-based compensation” as that term is defined in the Code and the applicable regulations. Awards granted under the Equity Plan, subject to certain conditions, qualify as performance-based compensation under Section 162(m) of the Code. The Compensation Committee recognizes the possibility that if the amount of the base salary and other compensation of an NEO exceed $1.0 million, it may not be fully deductible for federal income tax purposes. The Compensation Committee will make a determination at any such time whether to authorize the payment of such amounts without regard to deductibility or whether the terms of such payment should be modified as to preserve any deduction otherwise available.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed the Company’s Compensation Discussion and Analysis (“CD&A”) for the fiscal year ended December 31, 2006. Based on the review, the Compensation Committee recommended to the Board that the Company’s CD&A be included in its Proxy Statement for the fiscal year ended December 31, 2006, for filing with the U.S. Securities and Exchange Commission.

Compensation Committee:
James V. Continenza
David Abrams
Brian O’Reilly

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Acts, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Acts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2006:

•	Mr. Continenza served as chairman of the Compensation Committee and Messrs. Abrams and O’Reilly served as members of the Compensation Committee throughout 2006;

•	None of the members of the Compensation Committee was an officer (or former officer) or employee of the Company or any of its subsidiaries;

•	None of the members of the Compensation Committee entered into (or agreed to enter into) any transaction or series of transactions with the Company or any of its subsidiaries in which the amount involved exceeds $120,000 except for Mr. Abrams whose relationships with Global Signal, Inc. and Crown Castle International Corp. (since the merger with Global Signal, Inc.), a landlord of a substantial percentage of transmission tower sites used by the Company, is described under “Election of Directors,” and amounts paid by the Company to Global Signal, Inc. are listed under “Certain Relationships and Related Transactions”;

•	None of the Company’s executive officers served on the Compensation Committee (or another Board committee with similar functions) of any entity where one of that entity’s executive officers served on the Company’s Compensation Committee;

•	None of the Company’s executive officers was a director of another entity where one of that entity’s executive officers served on the Company’s Compensation Committee; and

•	None of the Company’s executive officers served on the Compensation Committee (or another Board committee with similar functions) of another entity where one of that entity’s executive officers served as a director on the Company’s Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table provides summary information regarding beneficial ownership of the Company’s common stock as of April 6, 2007 for:

•	Each person or group who beneficially owns more than 10% of our capital stock on a fully diluted basis including restricted stock granted and RSUs;

•	Each of the NEOs;

•	Each of our directors and nominees to become a director; and

•	All of our directors and executive officers (including the NEOs) as a group.

Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting and/or investment power. The information on beneficial ownership in the table is based upon the Company’s records and the most recent Form 4s, Schedule 13D or 13G filed by each such person or entity through April 6, 2007. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise noted, the address for each director and executive officer (including NEO) is c/o USA Mobility, Inc., 6677 Richmond Highway, Alexandria, VA 22306.

	Shares	Percentage
Name of Beneficial Owner	Owned	Owned

Royce Yudkoff(a)	3,665	*
Vincent D. Kelly(b)	60,227	*
Thomas L. Schilling(c)	18,157	*
Peter C. Barnett(d)	14,590	*
Scott B. Tollefsen(e)	10,701	*
Mark Garzone	—	—
David Abrams(f)	4,096,869	15.0%
James V. Continenza(g)	3,665	*
Nicholas A. Gallopo(h)	4,207	*
Brian O’Reilly(i)	3,665	*
Matthew Oristano(j)	5,085	*
Samme L. Thompson(k)	5,646	*
All directors and executive officers as a group (13 persons)(l)	4,235,340	15.5%
Abrams Group(f)	4,089,997	15.0%

*	Denotes less than 1%.

(a)	The information regarding this stockholder is derived from a Form 4 filed by the stockholder with the SEC on April 4, 2007.

(b)	The information regarding this stockholder is derived from a Form 4 filed by the stockholder with the SEC on April 3, 2007. Mr. Kelly was granted 47,519 shares of restricted stock pursuant to the Equity Plan. Subject to Mr. Kelly’s continued employment with the Company, the shares of restricted stock will be fully vested by January 1, 2009. Refer to footnotes (f) (g) under the Summary Compensation Table for additional information. On January 1, 2007, 14,936 shares of restricted stock vested under the 2005 LTIP, of which Mr. Kelly sold back 6,505 shares of restricted stock to the Company in payment of required tax withholdings at a price per share of $22.37, the closing stock price on December 29, 2006. On April 2, 2007, 1,867 shares of restricted stock vested under the 2005 LTIP, of which Mr. Kelly sold back 788 shares of restricted stock to the Company in payment of required tax withholdings at a price per share of $19.93, the closing stock price on March 30, 2007.

(c)	The information regarding this stockholder is derived from a Form 4 filed by the stockholder with the SEC on April 3, 2007. Mr. Schilling was granted 20,959 shares of restricted stock pursuant to the Equity Plan. Subject to Mr. Schilling’s continued employment with the Company, the shares of restricted stock will be fully vested by January 1, 2009. Refer to footnotes (h) (i) under the Summary Compensation Table for additional information. On January 1, 2007, 5,601 shares of restricted stock vested under the 2005 LTIP, of which Mr. Schilling sold back 2,574 shares of restricted stock to the Company in payment of required tax withholdings at a price per share of $22.37, the closing stock price on December 29, 2006. On April 2, 2007, 700 shares of restricted stock vested under the 2005 LTIP, of which Mr. Schilling sold back 228 shares of restricted stock to the Company in payment of required tax withholdings at a price per share of $19.93, the closing stock price on March 30, 2007.

(d)	The information regarding this stockholder is derived from a Form 4 filed by the stockholder with the SEC on April 3, 2007. Mr. Barnett was granted 16,438 shares of restricted stock pursuant to the Equity Plan. Subject to Mr. Barnett’s continued employment with the Company, the shares of restricted stock will be fully vested by January 1, 2009. Refer to footnotes (j) (k) under the Summary Compensation Table for additional information. On January 1, 2007, 4,680 shares of restricted stock vested under the 2005 LTIP, of which Mr. Barnett sold back 1,672 shares of restricted stock to the Company in payment of required tax withholdings at a price per share of $22.37, the closing stock price on December 29, 2006. On April 2, 2007, 585 shares of restricted stock vested under the 2005 LTIP, of which Mr. Barnett sold back 176 shares of restricted stock to the Company in payment of required tax withholdings at a price per share of $19.93, the closing stock price on March 30, 2007.

(e)	The information regarding this stockholder is derived from a Form 4 filed by the stockholder with the SEC on April 3, 2007. Mr. Tollefsen was granted 11,943 shares of restricted stock pursuant to the Equity Plan. Subject to Mr. Tollefsen’s continued employment with the Company, the shares of restricted stock will be fully vested by January 1, 2009. Refer to footnotes (l) (m) under the Summary Compensation Table for additional information. On January 1, 2007, 2,730 shares of restricted stock vested under the 2005 LTIP, of which Mr. Tollefsen sold back 1,126 shares of restricted stock to the Company in payment of required tax withholdings at a price per share of $22.37, the closing stock price on December 29, 2006. On April 2, 2007, 341 shares of restricted stock vested under the 2005 LTIP, of which Mr. Tollefsen sold back 116 shares of restricted stock to the Company in payment of required tax withholdings at a price per share of $19.93, the closing stock price on March 30, 2007.

(f)	The information regarding this stockholder is derived from a Form 4 filed by the stockholder with the SEC on April 5, 2007. The shares reported herein include 6,872 shares held directly by Mr. Abrams and 4,089,997 shares held by the following entities included in the Abrams Group: (i) limited partnerships of which Mr. Abrams is the managing member of the general partner and (ii) a corporation of which Mr. Abrams is the managing member of the investment manager. In such capacities, Mr. Abrams has voting and investment power with respect to all shares being reported herein.

(g)	The information regarding this stockholder is derived from a Form 4 filed by the stockholder with the SEC on April 4, 2007.

(h)	The information regarding this stockholder is derived from a Form 4 filed by the stockholder with the SEC on April 4, 2007.

(i)	The information regarding this stockholder is derived from a Form 4 filed by the stockholder with the SEC on April 4, 2007.

(j)	The information regarding this stockholder is derived from a Form 4 filed by the stockholder with the SEC on April 4, 2007.

(k)	The information regarding this stockholder is derived from a Form 4 filed by the stockholder with the SEC on April 4, 2007.

(l)	The total includes 8,863 shares of restricted stock for Mr. James H. Boso, an executive officer of the Company. The information regarding this stockholder is derived from a Form 4 filed by the stockholder with the SEC on April 3, 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Payments to Landlords

Effective November 16, 2004, two members of the Company’s Board of Directors, Messrs. Thompson and Abrams, also serve as directors for entities that lease transmission tower sites to the Company.

Mr. Thompson was a member of the Board of SpectraSite, Inc. from June 2004 to August 2005. Since August 2005, he has been a member of the Board of American Tower Corporation (which merged with SpectraSite, Inc.), a landlord of a substantial percentage of tower transmission sites used by the Company. Due to his relationships with SpectraSite, Inc. and American Tower Corporation, Mr. Thompson has recused himself from any decision by the Company’s Board on matters relating to SpectraSite, Inc., and has and will continue to recuse himself from any decision by the Company’s Board on matters relating to American Tower Corporation (since the merger with SpectraSite, Inc.).

Mr. Abrams was a member of the Board of Global Signal, Inc., a landlord of a substantial percentage of tower transmission sites used by the Company. He, together with Abrams Capital LLC (of which he is the managing member) and its affiliates, owned in excess of 10% of the stock of Global Signal, Inc. as of December 31, 2006. In January 2007, Global Signal, Inc. merged with Crown Castle International Corp., and Mr. Abrams was appointed as a director of Crown Castle International Corp. As a result of the merger of Global Signal, Inc. and Crown Castle International Corp., Mr. Abrams and Abrams Capital LLC and its affiliates own less than 3% of the outstanding common shares of Crown Castle International Corp. Due to his relationships, Mr. Abrams has and will continue to recuse himself from any decision by the Company’s Board on matters relating to Global Signal, Inc. and Crown Castle International Corp. (since the merger with Global Signal, Inc.).

The amount of business completed during 2006 between the Company, as tenant, and American Tower Corporation and Global Signal, Inc., as landlords, include the following payments (dollars in thousands):

American Tower Corporation:	$18,386

Global Signal, Inc.:	$17,171

Review, Approval and Ratification of Transaction with Related Persons

Related party transactions have the potential to create actual or perceived conflicts of interest between the Company and its directors and/or officers and members of their families. While the Company does not maintain a written policy with respect to the identification, review, approval or ratification of transactions with related persons, the Company’s Code of Business Conduct and Ethics prohibits conflicts of interest between an employee and the Company and requires an employee to report any such potential conflict to the Senior Vice President of Human Resources, who will review the matter with the Audit Committee. In addition, each director is expected to identify to the General Counsel & Secretary, by means of an annual director questionnaire, any transactions between the Company and any person or entity with which the director may have a relationship that is engaged or about to be engaged in a transaction with the Company. The Board reviews with the General Counsel & Secretary and management any such transaction with the affected director excused from such review. There were no transactions involving the Company and related persons during 2006, other than the tower leasing contracts between American Tower Corporation and Global Signal, Inc. identified above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s stock to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. Based solely on a review of such reports furnished to the Company, and except as disclosed in the following paragraph, the Company believes that, for the year ended December 31, 2006, all Section 16(a) filing requirements applicable to its directors, executive officers and greater than 10% beneficial owners were timely met.

The following persons made late filings of reports under Section 16(a) of the Exchange Act that related to a transaction that occurred during fiscal 2006: (a) James H. Boso and Mark Garzone each filed a late Form 3 in connection with his respective initial appointment as an executive officer of the Company; (b) Vincent D. Kelly,

Thomas L. Schilling, Peter C. Barnett, Scott B. Tollefsen, Shawn E. Endsley, Chief Accounting Officer/Controller, James H. Boso, Mark Garzone, James V. Continenza, Nicholas A. Gallopo, Brian O’Reilly, Matthew Oristano, Samme L. Thompson, and Royce Yudkoff each filed one late Form 4 during fiscal 2006, each of which related to one transaction, and (c) David Abrams filed two late Form 4s during fiscal 2006, each of which related to one transaction.

CODE OF BUSINESS CONDUCT AND ETHICS

USA Mobility has adopted a Code of Business Conduct and Ethics that applies to all of the Company’s senior officers including the CEO, CFO, and Chief Accounting Officer/Controller. This Code of Business Conduct and Ethics may be found on our website at www.usamobility.com. During the period covered by this report, the Company did not request a waiver of its Code of Business Conduct and Ethics and did not grant any such waivers.

STOCKHOLDER PROPOSALS

Stockholder proposals intended for inclusion in the Company’s Proxy Statement for the Annual Meeting of Stockholders in the year 2008 must be received by Scott B. Tollefsen, General Counsel & Secretary, USA Mobility, Inc., 6677 Richmond Highway, Alexandria, VA 22306, no later than December 7, 2007.

The Company’s Bylaws provide that stockholders desiring to nominate a director or bring any other business before the stockholders at an Annual Meeting must notify the General Counsel & Secretary of the Company thereof in writing during the period 60 to 90 days before the first anniversary of the date of the preceding year’s Annual Meeting (or, if the date of the Annual Meeting is more than 20 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered during the period 60 to 90 days before such Annual Meeting or 10 days following the day on which public announcement of the date of such meeting is first made by the Company). These stockholder notices must set forth certain information specified in the Company’s Bylaws.

OTHER MATTERS

The Board knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to complete, sign, date and promptly return the enclosed proxy card in the enclosed postage pre-paid envelope, or submit the proxy or voting instructions by telephone or over the Internet.

A copy of the Company’s 2006 Annual Report to Stockholders accompanies this Proxy Statement. The Company has filed an Annual Report on Form 10-K for its fiscal year ended December 31, 2006 with the SEC. Stockholders may obtain, free of charge, a copy of the Form 10-K by writing to USA Mobility, Inc., Attn: Investor Relations, 6677 Richmond Highway, Alexandria, VA 22306. Stockholders may also obtain a copy of the Form 10-K by accessing the Company’s website at www.usamobility.com.

By Order of the Board of Directors

Scott B. Tollefsen
General Counsel & Secretary

April 17, 2007
Alexandria, Virginia

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Daylight Time, on May 16, 2007.
Vote by Internet
• Log on to the Internet and go to
www.investorvote.com
• Follow the steps outlined on the secured website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Election of Directors
1.	The Board of Directors recommends a vote FOR the listed nominees.

01 — David Abrams	02 — James V. Continenza	03 — Nicholas A. Gallopo
04 — Vincent D. Kelly	05 — Brian O’Reilly	06 — Matthew Oristano
07 — Samme L. Thompson	08 — Royce Yudkoff

☐ Mark here to vote FOR all nominees

☐ Mark here to WITHHOLD vote from all nominees

		01	02	03	04	05	06	07	08
☐ For All EXCEPT —	To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐	☐
2.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.
B Non-Voting Items
Change of Address — Please print your new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy) – Please print date below	Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — USA MOBILITY

FORM OF PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
This Proxy is Solicited on Behalf of the Board of Directors
The undersigned hereby appoints Thomas L. Schilling and Vincent D. Kelly (the “Proxy Committee”), and each of them singly, with full power of substitution to act as the lawful agent and proxy for the undersigned and to vote all shares of common stock of USA Mobility, Inc. that the undersigned is entitled to vote and holds of record on April 6, 2007 at the Annual Meeting of Stockholders of USA Mobility, Inc. to be held on Wednesday, May 16, 2007, at Latham & Watkins LLP Law Offices, 885 Third Avenue, Twelfth Floor, New York, New York 10022-4834 at 10:00 a.m., local time, and at any adjournments thereof, on all matters coming before the Annual Meeting.
You are encouraged to specify your choices by marking the appropriate boxes on the reverse side but you need not mark any boxes if you wish to vote in accordance with the recommendations of the Board of Directors. The Proxy Committee cannot vote your shares unless you sign and return this card. You may revoke this proxy at any time before it is voted by delivering to the Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.
This proxy when properly executed will be voted in the manner you have directed. If you do not specify any directions, this proxy will be voted for proposal 1 and in accordance with the Proxy Committee’s discretion on such other matters that may properly come before the meeting to the extent permitted by law.
IF YOU CHOOSE TO VOTE BY MAIL, PLEASE MARK, SIGN AND DATE YOUR CARD AND RETURN YOUR PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.
(TO BE SIGNED ON REVERSE SIDE)